Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Emeritus Corporation:

We have audited the accompanying consolidated balance sheets of Emeritus Corporation and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emeritus Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 20, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington

February 20, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Emeritus Corporation:

We have audited Emeritus Corporation’s (the Company) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Emeritus Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s report on internal control over financial reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Emeritus Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and our report dated February 20, 2014 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Seattle, Washington

February 20, 2014

EMERITUS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$76,672	$59,795
Short-term investments	7,394	4,910
Trade accounts receivable, net of allowance of $9,380 and $7,179	53,714	53,138
Other receivables	10,310	28,533
Tax, insurance, and maintenance escrows	28,067	23,813
Prepaid insurance expense	28,109	24,297
Deferred tax asset	49,203	33,781
Other prepaid expenses and current assets	14,588	12,185
Property held for sale	17,459	—

Total current assets	285,516	240,452
Investments in unconsolidated joint ventures	2,720	2,513
Property and equipment, net of accumulated depreciation of $701,743 and $533,710	3,875,172	4,011,884
Restricted deposits and escrows	80,919	50,671
Goodwill	189,626	186,756
Other intangible assets, net of accumulated amortization of $40,665 and $47,547	123,557	131,971
Other assets, net	37,138	36,503

Total assets	$4,594,648	$4,660,750

LIABILITIES, SHAREHOLDERS’ EQUITY AND NONCONTROLLING INTEREST
Current Liabilities:
Current portion of long-term debt	$152,989	$49,381
Current portion of capital lease and financing obligations	33,565	25,736
Trade accounts payable	30,856	14,244
Accrued employee compensation and benefits	44,603	53,606
Accrued interest	7,529	8,467
Accrued real estate taxes	16,528	16,432
Accrued insurance liabilities	40,482	44,867
Other accrued expenses	39,954	30,291
Deferred revenue	25,822	22,417
Unearned rental income	30,745	30,552

Total current liabilities	423,073	295,993
Long-term debt obligations, less current portion	1,345,242	1,558,936
Capital lease and financing obligations, less current portion	2,481,930	2,384,857
Deferred gain on sale of communities	2,786	3,743
Deferred straight-line rent	74,320	63,920
Other long-term liabilities	153,278	128,472

Total liabilities	4,480,629	4,435,921

Redeemable noncontrolling interest	—	10,105
Commitments and contingencies
Shareholders’ Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	—	—
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and outstanding 48,118,623 and 45,814,988 shares	5	5
Additional paid-in capital	892,319	839,511
Accumulated deficit	(780,654)	(628,093)

Total Emeritus Corporation shareholders’ equity	111,670	211,423
Noncontrolling interest	2,349	3,301

Total shareholders’ equity	114,019	214,724

Total liabilities, shareholders’ equity, and noncontrolling interest	$4,594,648	$4,660,750

See accompanying Notes to Consolidated Financial Statements

EMERITUS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Community and ancillary services revenue	$1,927,071	$1,370,019	$1,233,665
Management fees	2,650	18,009	21,105
Reimbursed costs incurred on behalf of managed communities	30,897	180,048	217,853

Total operating revenues	1,960,618	1,568,076	1,472,623

Expenses:
Community and ancillary services operations (exclusive of depreciation, amortization and lease expense shown separately below)	1,322,641	919,635	847,167
General and administrative	117,063	95,625	88,767
Transaction costs	5,737	5,510	9,826
Impairments of long-lived assets	8,227	2,135	—
Depreciation and amortization	181,483	140,629	122,372
Lease expense	152,216	126,761	124,951
Costs incurred on behalf of managed communities	30,897	180,048	217,853

Total operating expenses	1,818,264	1,470,343	1,410,936

Operating income from continuing operations	142,354	97,733	61,687

Other income (expense):
Interest income	462	408	429
Interest expense	(287,389)	(176,945)	(157,262)
Change in fair value of derivative financial instruments	(6)	(948)	3,081
Net equity losses for unconsolidated joint ventures	(125)	(576)	(3,081)
Acquisition gain	—	—	42,110
Other, net	3,473	1,800	3,362

Net other expense	(283,585)	(176,261)	(111,361)

Loss from continuing operations before income taxes	(141,231)	(78,528)	(49,674)
Benefit of (provision for) income taxes	(639)	1,158	(1,019)

Loss from continuing operations	(141,870)	(77,370)	(50,693)
Loss from discontinued operations	(11,100)	(7,705)	(21,570)

Net loss	(152,970)	(85,075)	(72,263)
Net loss attributable to the noncontrolling interests	409	231	354

Net loss attributable to Emeritus Corporation common shareholders	$(152,561)	$(84,844)	$(71,909)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(3.04)	$(1.73)	$(1.14)
Discontinued operations	(0.24)	(0.17)	(0.49)

	$(3.28)	$(1.90)	$(1.63)

Weighted average common shares outstanding: basic and diluted	46,553	44,680	44,312

See accompanying Notes to Consolidated Financial Statements

EMERITUS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Net loss	$(152,970)	$(85,075)	$(72,263)
Other comprehensive income (loss):
Realized gain on sale of investment securities	—	—	(1,569)
Unrealized holding gains on available-for sale investment securities	—	—	97

Other comprehensive loss net of tax:	—	—	(1,472)
Comprehensive loss	(152,970)	(85,075)	(73,735)
Comprehensive loss attributable to the noncontrolling interests	409	231	354

Comprehensive loss attributable to Emeritus Corporation common shareholders	$(152,561)	$(84,844)	$(73,381)

See accompanying Notes to Consolidated Financial Statements

EMERITUS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss	$(152,970)	$(85,075)	(72,263)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	181,483	140,629	122,372
Amortization of above/below market rents	4,930	6,299	7,532
Amortization of deferred gains	(957)	(1,046)	(1,125)
Acquisition gain	—	—	(42,110)
Loss on lease termination	456	—	—
Loss on early extinguishment of debt	806	866	1,978
Impairment of long-lived assets	19,494	8,430	17,947
Amortization of loan fees	3,026	3,219	3,283
Allowance for doubtful receivables	9,858	9,346	8,090
Net equity losses for unconsolidated joint ventures	125	576	3,081
(Gain) loss on sale of assets	(194)	527	(667)
Stock-based compensation	14,505	11,046	8,106
Change in fair value of derivative financial instruments	6	948	(3,081)
Deferred straight-line rent	4,788	6,080	8,792
Deferred revenue	2,605	(1,375)	2,601
Non-cash interest expense	32,492	7,242	5,813
Other	(2,172)	(5,889)	(59)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(11,198)	(13,704)	(14,406)
Prepaid expenses	(10,470)	(14,625)	(5,106)
Other assets	(28,109)	(1,281)	(3,592)
Trade accounts payable	18,915	2,149	(793)
Other accrued expenses and current liabilities	10,327	41,878	25,140
Security deposits and other long-term liabilities	443	318	2,569

Net cash provided by operating activities	98,189	116,558	74,102

Cash flows from investing activities:
Purchase of property and equipment	(68,442)	(37,212)	(33,340)
Acquisitions	(6,652)	(103,784)	(180,228)
Proceeds from the sale of assets	42,228	15,599	40,947
Lease acquisition costs and other assets, net	(11,513)	(1,120)	157
Advances from (to) affiliates and other managed communities, net	12,743	(1,108)	(2,224)
Distributions from unconsolidated joint ventures, net	51,544	90,064	2,028

Net cash provided by (used in) investing activities	19,908	(37,561)	(172,660)

Cash flows from financing activities:
Sale of stock, net	43,005	5,331	2,804
Proceeds from lease extensions	6,055	—	—
Purchase and distributions to non-controlling interest, net	(8,847)	—	(6,668)
Increase in restricted deposits	(1,647)	(180)	(2,092)
Purchase of interest rate cap contract	(70)	—	(1,590)
Debt issuance and other financing costs	(2,479)	(1,424)	(10,063)
Proceeds from long-term borrowings and financings	82,664	21,783	297,991
Repayment of long-term borrowings and financings	(192,755)	(70,500)	(234,029)
Repayment of capital lease and financing obligations	(27,146)	(17,882)	(14,249)

Net cash (used in) provided by financing activities	(101,220)	(62,872)	32,104

Net increase (decrease) in cash and cash equivalents	16,877	16,125	(66,454)
Cash and cash equivalents at the beginning of the year	59,795	43,670	110,124

Cash and cash equivalents at the end of the year	$76,672	$59,795	43,670

See accompanying Notes to Consolidated Financial Statements

EMERITUS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$252,539	$167,093	$147,017
Cash paid during the period for income taxes	2,176	4,183	1,211
Cash received during the period for income tax refunds	35	284	112
Cash and non-cash financing and operating activities:
Debt extended or refinanced	19,138	—	77,668
Capital lease and financing obligations	—	—	391
Unrealized gain on investment in marketable equity securities	—	—	97
Change in receivable from exercise of stock options	807	789	25
HCP Transaction:
Increase in property and equipment	31,977	1,748,524	—
Assets acquired	982	33,920	—
Financing lease obligation	(80,939)	(1,763,624)	—
Long-term debt	—	(52,268)	—
Liabilities assumed	(982)	(43,320)	—
Cash paid for Emeritus nine communities	—	(901)	—
Carrying amount of Emeritus investment	—	(12,070)	—

Cash distribution from Sunwest JV	$(48,962)	$(89,739)	—

NOC acquisition
Fair value of assets acquired	—	$144,814	—
Fair value of liabilities assumed	—	(31,932)	—
Non-controlling interest		(10,000)

Cash paid , net of cash acquired	—	$102,882	—

Blackstone JV transaction:
Fair value of assets acquired	—	—	$317,323
Fair value of liabilities assumed	—	—	(173,193)
Cash paid	—	—	(101,421)
Carrying value of Emeritus investment	—	—	(599)

Acquisition gain	—	—	$42,110

Durable medical equipment provider acquisition:
Fair value of assets acquired	—	—	$1,978
Fair value of liabilities assumed	—	—	(553)
Noncontrolling interest	—	—	(698)

Acquisition gain	—	—	$727

See accompanying Notes to Consolidated Financial Statements

EMERITUS CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands, except share data)

	Emeritus Corporation Shareholders
	Common stock		Additional	Accumulated other			Total
	Number of shares	Amount	paid-in capital	comprehensive income	Accumulated deficit	Noncontrolling interest	shareholders’ equity
Balances as of December 31, 2010	44,193,818	$4	$814,209	$1,472	$(471,340)	$7,161	$351,506
Issuances of shares under Employee Stock Purchase Plan	59,314	—	834	—	—	—	834
Options exercised	301,729	—	2,066	—	—	—	2,066
Restricted stock issued	435,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	8,106	—	—	—	8,106
Contract buyout costs (Note 8)	—	—	(2,799)	—	—	(3,869)	(6,668)
Noncontrolling interest contribution	—	—	—	—	—	698	698
Stock issuance cost	—	—	(71)	—	—	—	(71)
Net loss	—	—	—	—	(71,909)	(354)	(72,263)
Realized gain on sale of investment securities	—	—	—	(1,569)	—	—	(1,569)
Unrealized gain on marketable securities	—	—	—	97	—	—	97

Balances as of December 31, 2011	44,989,861	4	822,345	—	(543,249)	3,636	282,736
Issuances of shares under Employee Stock Purchase Plan	52,730	—	808	—	—	—	808
Options exercised	407,096	1	5,312	—	—	—	5,313
Restricted stock issued	366,172	—	—	—	—	—	—
Cancelled shares	(871)	—	—	—	—	—	—
Stock-based compensation expense	—	—	11,046	—	—	—	11,046
Net loss	—	—	—	—	(84,844)	(335)	(85,179)

Balances as of December 31, 2012	45,814,988	5	839,511	—	(628,093)	3,301	214,724
Issuances of shares under Employee Stock Purchase Plan	52,392	—	917	—	—	—	917
Options exercised	658,691	—	10,001	—	—	—	10,001
Stock issued in secondary offering	1,196,040	—	31,280	—	—	—	31,280
Restricted stock issued	396,512	—	—	—	—	—	—
Distribution to minority owners	—	—	(3,905)	—	—	—	(3,905)
Stock-based compensation expense	—	—	14,505	—	—	—	14,505
Tax benefit from exercise of stock options	—	—	10	—	—	—	10
Noncontrolling interest contribution	—	—	—	—	—	180	180
Sale of noncontrolling interest	—	—	—	—	—	(107)	(107)
Net loss	—	—	—	—	(152,561)	(1,025)	(153,586)

Balances as of December 31, 2013	48,118,623	$5	$892,319	$—	$(780,654)	$2,349	$114,019

See accompanying Notes to Consolidated Financial Statements

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Note 1. Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies

Emeritus Corporation (“Emeritus,” the “Company,” “we,” “us” or “our”) is a senior living service provider focused on operating residential style communities throughout the United States. Our assisted living and Alzheimer’s and dementia care (“memory care”) communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assisted living and personal care services. Many of our communities offer independent living alternatives and, to a lesser extent, skilled nursing care. We also offer a range of outpatient therapy and home health services in Florida, Arizona and Texas. As of December 31, 2013, we owned 186 communities and leased 311 communities. These 497 communities comprise the communities included in the consolidated financial statements and are referred to as our “Consolidated Portfolio.”

We also provide management services to independent and related-party owners of senior living communities. As of December 31, 2013, we managed 15 communities, three of which are owned by joint ventures in which we have a financial interest. The majority of our management agreements provide for fees of 5.0% of gross revenues. The communities that we manage for others, combined with our Consolidated Portfolio, are referred to as our “Operated Portfolio.”

Merger Agreement with Brookdale

On February 20, 2014, Emeritus and Brookdale Senior Living, Inc. (“Brookdale”) announced that the companies have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Brookdale Merger Sub Corporation, a wholly owned subsidiary of Brookdale (“Merger Sub”) will merge with and into Emeritus, with Emeritus continuing as the surviving corporation and becoming a wholly owned subsidiary of Brookdale (the “Merger”). See Note 18 for further discussion.

Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the accounts of Emeritus and its wholly owned subsidiaries. We do not consolidate our management contracts and certain joint ventures that we do not control. We eliminate all intercompany balances and transactions in consolidation.

Segment Information

In November 2012, we acquired Nurse On Call, Inc. (“NOC”), a home healthcare provider. Also, we began leasing 129 senior living communities in the fourth quarter of 2012 and four additional communities in the first quarter of 2013 that we had previously managed for an unconsolidated joint venture (the “HCP Transaction”) (Note 4). As a result of these transactions, Emeritus is comprised of three operating segments and reporting units, which are: (i) ancillary services, primarily NOC; (ii) the 133 communities leased in the HCP Transaction (the “HCP Leased Communities”); and (iii) the legacy Emeritus communities. See Note 15 for segment financial data.

Revision of Prior-Period Financial Statements

In the first quarter of 2013, we determined that the portions of our accruals for professional and general liability and workers’ compensation that are not expected to be paid within one year of the balance sheet date should have been classified as long-term liabilities (Note 11). The prior-period financial statements included in this filing have been revised to reflect this correction, which decreased current liabilities and increased long-term liabilities by $55.7 million as of December 31, 2012. In addition, a portion of receivables from insurance companies related to professional and general liability was reclassified, which decreased current assets and increased other assets, net, by $10.1 million as of December 31, 2012. A portion of prepaid insurance expense related to our workers’ compensation program was reclassified, which decreased current assets and increased restricted deposits and escrows by $27.4 million as of December 31, 2012.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

In addition, certain reclassifications were made to the consolidated balance sheet as of December 31, 2012 to conform to the current-year presentation. Specifically, the current portion of accrued professional and general liability and workers’ compensation, as well as accrued health insurance, are included in accrued insurance liabilities as of December 31, 2013 and December 31, 2012. As of December 31, 2012, we reclassified $23.7 million related to workers compensation and health insurance from accrued employee compensation and benefits to accrued insurance liabilities.

In the fourth quarter of 2013, we made adjustments to certain of our deferred tax assets and liabilities and the valuation allowance. The most significant adjustments were related to presenting deferred balances related to capital leases on a gross, rather than net, basis and adjustments to fixed assets related to capital lease activity. The net impact of the adjustments was an increase in net deferred tax assets of $22.3 million and an increase in the valuation allowance of the same amount. Unlike the accrual adjustments discussed above, the 2012 financial statements have not been revised because we do not believe comparability relative to this matter is as meaningful.

Summary of Significant Accounting Policies

Cash Equivalents

Cash equivalents consist primarily of money market investments, triple-A rated government agency notes, and certificates of deposit with a maturity date at purchase of 90 days or less.

Short-Term and Long-Term Investments

We classify short-term investment securities with a readily determinable fair value as trading securities and record them at fair value. They represent the assets of our nonqualified deferred compensation plan.

Trade Accounts Receivable

The balance of trade accounts receivable, net of an allowance for doubtful accounts, represents our estimate of the amount that ultimately will be realized in cash. The allowance for doubtful accounts was $9.4 million and $7.2 million as of December 31, 2013 and 2012, respectively. We review the adequacy of our allowance for doubtful accounts on an ongoing basis using historical payment trends, write-off experience, analysis of receivable portfolios by payor source, and aging of receivables, as well as a review of specific accounts. We record adjustments to the allowance as necessary based upon the results of our review.

The balance includes home healthcare receivables attributable to our acquisition of NOC in the fourth quarter of 2012; such receivables consist primarily of services reimbursable under Medicare and are outstanding longer than our historically primarily private-pay senior living services receivables. In addition, the allowance for doubtful accounts includes Medicare contractual allowances for final amounts to be received for episodic services provided.

Activity in the allowance for doubtful accounts is as follows (in thousands):

Balance at December 31, 2010	$1,497
Provision for doubtful receivables	8,090
Write-offs and adjustments	(7,293)

Balance at December 31, 2011	2,294
NOC acquisition	3,709
Provision for doubtful receivables	9,346
Write-offs and adjustments	(8,170)

Balance at December 31, 2012	7,179
Provision for doubtful receivables	9,858
Write-offs and adjustments	(7,657)

Balance at December 31, 2013	$9,380

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. We compute depreciation and amortization using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, five to 50 years; furniture, equipment, and vehicles, three to seven years; and capital lease assets and leasehold improvements, over the shorter of the useful life or the lease term. We expense maintenance and repairs as incurred and capitalize expenditures for refurbishments and improvements that extend the useful life of an asset.

We record construction in progress at cost, which includes the cost of construction and other direct costs attributable to the construction. We do not record depreciation on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress at December 31, 2013 and 2012 represents refurbishment projects at existing communities.

We capitalize certain internal software development costs. Such costs consist primarily of custom-developed software and the direct labor costs of internally-developed software. The authoritative accounting literature describes three stages of software development projects: the preliminary project stage (all costs expensed as incurred), the application development stage (certain costs capitalized, certain costs expensed as incurred), and the post-implementation/operation stage (all costs expensed as incurred). The costs capitalized in the application development stage include the costs of design, coding, and installation of hardware and software. We capitalize costs incurred during the application development stage of the project as required.

Restricted Deposits and Escrows

Restricted deposits consist of funds required by various landlords and lenders to be placed on deposit as security for our performance under the lease or debt agreements and will generally be held until the lease termination or debt maturity date, or in some instances, may be released to the Company when the related communities meet certain debt coverage and/or cash flow coverage ratios. As of December 31, 2013, restricted deposits also include a $20.9 million cash deposit to collateralize a bond related to a litigation matter (Note 11).

Investments in Unconsolidated Joint Ventures

We have investments in unconsolidated joint ventures that we account for under the equity method or cost method of accounting (Note 2). In determining the accounting treatment for these investments, we consider various factors such as the amount of our ownership interest, our voting rights and ability to influence decisions, our participating rights, and whether it is a variable interest entity and, if so, whether Emeritus is the primary beneficiary. We reevaluate each joint venture’s status quarterly or whenever there is a change in circumstances such as an increase in the entity’s activities, assets, or equity investments, among other things.

Other Intangible Assets

In connection with certain acquisitions, the Company acquires various definite and indefinite-lived intangible assets (Note 5). We amortize these assets over their estimated useful lives or the term of the related contract or lease agreement.

Asset Impairments

Goodwill. We test goodwill for impairment annually and more frequently if facts and circumstances indicate goodwill carrying values may exceed the estimated implied fair value of the Company’s goodwill. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), we have the option of performing a “qualitative” assessment to determine whether a further impairment test is necessary. As a result, we first assess a range of qualitative factors including, but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for our products and services, regulatory and political developments, and entity-specific factors such as strategies and financial performance, when evaluating potential impairment

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

for goodwill. If, after completing such assessment, it is determined that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, we proceed to a two-step impairment test, whereby the first step is comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered to not be impaired and the second step of the test is not performed. The second step of the impairment test is performed when the carrying amount of the reporting unit exceeds the fair value, in which case the implied fair value of the reporting unit goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

As of October 31, 2013 (the date we elected as our annual goodwill impairment test effective date), Emeritus was comprised of three reporting units, which are: (i) ancillary services, primarily NOC; (ii) the 133 HCP Leased Communities; and (iii) the legacy Emeritus communities. We performed our qualitative assessment as of October 31, 2013 and determined that it was not “more likely than not” that the fair value of each of our reporting units was less than their respective applicable carrying values. Accordingly, it was not necessary to perform the two-step impairment test and no goodwill impairment was recognized in 2013.

As a part of our ongoing operations, we may sell certain communities due to their under-performance or other reasons. Under generally accepted accounting principles in the United States (“GAAP”), when a portion of a reporting unit that constitutes a business is to be disposed of, goodwill associated with the business is included in the carrying amount of the business in determining any gain or loss on disposal.

Long-Lived Assets. Long-lived assets include property and equipment, investments in unconsolidated joint ventures, and amortizable intangible assets. We review our long-lived assets for impairment whenever a change in condition occurs that indicates that the carrying amounts of assets may not be recoverable. Such changes include changes in our business strategies and plans, changes in the quality or structure of our relationships with our partners, and deteriorating operating performance of individual communities or investees. Long-lived assets, other than goodwill, are reviewed at the community level. We use a variety of factors to assess the realizable value of long-lived assets depending on their nature and use. Such assessments are primarily based upon the sum of expected future net cash flows over the expected period the asset will be utilized or held, as well as market values and conditions. Any changes in these factors or assumptions could impact the assessed value of an asset and result in an impairment charge equal to the amount by which its carrying value exceeds its estimated fair value.

Insurance Reserves

We use a combination of commercial insurance and self-insurance mechanisms to provide for the potential liabilities for certain risks, including workers’ compensation, healthcare benefits, professional and general liability, property insurance, and director and officers’ liability insurance. Liabilities associated with the risks that are retained by us are not discounted and are estimated, in part, by considering historical claims experience, demographic, exposure and severity factors, and other actuarial assumptions. If actual losses exceed the estimates, we accrue additional expense at the time of such determination.

For professional liability claims, as of December 31, 2013, we are self-insured for 267 of our 497 consolidated owned and leased communities as well as six of our managed communities, and we record losses based on actuarial estimates of the total aggregate liability for claims incurred and expected to occur. We cover losses through a self-insurance pool agreement. We deposit funds with an administrator based in part on a fixed schedule and in part as losses are actually paid. We record the funds held by the administrator as a prepaid asset, which was $1.4 million and $1.3 million as of December 31, 2013 and 2012, respectively. In the fourth quarter of 2013, the Company purchased a professional liability commercial insurance policy pertaining to self-insured communities with a retention of $5.0 million per claim and a policy limit of $15.0 million, which covers claims incurred subsequent to the initiation of this policy.

Communities not in the self-insurance pool are insured under commercial policies that provide for deductibles for each claim ranging from $50,000 to $250,000. As a result, the Company is, in effect, self-insured for claims that are less than the deductibles.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

For health insurance, we self-insure each participant up to $350,000 per year, above which a catastrophic insurance policy covers any additional costs. We accrue health insurance liabilities based upon our historical experience of claims incurred.

We maintain workers’ compensation insurance coverage through a high deductible, collateralized insurance policy. We record the cash collateral paid under the plan as a prepaid asset and reduce the prepaid balance as claims are paid from the account by the third-party administrator. As of December 31, 2013 and 2012, the prepaid asset was $49.3 million and $40.2 million, respectively, of which $35.0 million and $27.4 million, respectively, is included in restricted deposits and escrows in the consolidated balance sheets. Premiums and the collateral requirement are adjusted annually based on an audit by the insurer. Claims and expenses incurred under the collateralized policy are shared among the participants through a self-insurance pooling agreement, which includes the managed communities, unless such communities are located in Ohio, North Dakota, Texas, Washington, or Wyoming.

For work-related injuries in Texas, we provide benefits through a qualified state-sponsored plan. We pay claim expenses as incurred and we accrue estimated losses each month based on actual payroll results. An insurance policy is in place to cover liability losses in excess of a deductible amount. In Ohio, North Dakota, Washington and Wyoming, we participate in the specific state plan and pay premiums based on a rate determined by the state.

Income Taxes

We compute income taxes using the asset and liability method. We record current income taxes based on amounts refundable or payable in the current year. We record deferred income taxes based on the estimated future tax effects of loss carryforwards and temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates that are expected to apply to taxable income in the years in which we expect those carryforwards and temporary differences to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets to the amount that is “more likely than not” to be realized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. However, in the event that we were to determine that it would be “more likely than not” that the Company would realize the benefit of deferred tax assets in the future in excess of their net recorded amounts, adjustments to deferred tax assets would increase net income in the period we made such a determination.

We recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50.0% likelihood of being realized upon settlement. We classify interest and penalties related to uncertain tax positions, if any, as tax expense in our financial statements.

Leases

We determine whether to account for our leases as operating leases, capital leases, or financing obligations based on the underlying terms. Our classification criteria are based on estimates regarding the fair value of the leased communities, minimum lease payments, effective cost of funds, the economic life of the community, and certain other terms in the lease agreements. For capital leases, we record an asset at the inception of the lease based on the present value of the rental payments over the lease term, which amount may not exceed the fair value of the underlying leased property, and we record a corresponding long-term liability. We allocate lease payments between principal and interest on the lease obligation and depreciate the capital lease asset over the term of the lease. We account for properties that are sold and leased back and for which the Company has continuing involvement as financing arrangements, whereby the property remains on the consolidated balance sheets and we record a financing obligation that is generally equal to the purchase price of the properties sold. The impact on the consolidated statements of operations is similar to a capital lease. We do not include properties under operating leases on the consolidated balance sheets, and we record the rents as lease expense.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

We account for leases with rent holiday provisions or that contain fixed payment escalators on a straight-line basis as if the lease payments were fixed evenly over the life of each lease. We capitalize out-of-pocket costs incurred to enter into lease contracts as lease acquisition costs and amortize them over the lives of the respective leases as lease expense.

Certain leases contain payment escalators based on the greater of a fixed rate or the increase in the Consumer Price Index (“CPI”) or other variable rate indices. If we have a high level of certainty that the fixed rate increase under the lease will be met, we account for lease payments on a straight-line basis using the fixed rate. The deferred straight-line rent liability on the consolidated balance sheets primarily represents the effects of straight-lining lease payments.

Deferred Gain on Sale of Communities

Deferred gain on sale of communities represents gains on certain sale-leaseback transactions. We amortize these deferred gains using the straight-line method over the terms of the associated leases when the Company has no continuing financial involvement in communities that it has sold and leased back. In cases of sale-leaseback transactions in which the Company has continuing involvement, other than normal leasing activities, we do not record the sale until such involvement terminates. See Note 4 for further discussion of the deferred gain resulting from the HCP Transaction.

Derivative Instruments

In the normal course of business, the Company’s financial results are exposed to the effect of interest rate changes so we may limit these risks by following risk management policies and procedures, including the use of derivatives. To address exposure to interest rates, we have used interest rate swap and interest rate cap agreements to fix the rate on variable-rate debt and to manage the cost of borrowing obligations.

Hedges that we report at fair value and present on the consolidated balance sheets may be characterized as either cash flow hedges or fair value hedges. We account for our derivative instruments as cash flow hedges because they address the risk associated with future cash flows of debt transactions. We did not designate them as hedging instruments for accounting purposes; therefore, we recognize the unrealized gain or loss resulting from the change in the estimated fair values in other income (expense) in the consolidated statements of operations.

Contingent Liabilities

We record contingent liability obligations if they are probable and estimable based on our best estimate of the ultimate outcome. If a legal judgment is rendered against the Company or a settlement offer is tendered, we accrue the estimated amount that we believe we will pay for the judgment or the settlement offer.

Revenue Recognition

Community revenue consists of residents’ rental and services fees and revenue from home healthcare services. We rent resident units on a month-to-month basis and recognize rent in the month residents occupy their units. To the extent residents prepay their monthly rent, we record unearned rental income. We recognize service fees paid by residents for assisted living and other related services in the period we render those services.

We also charge nonrefundable move-in fees at the time residents first occupy their unit. We defer the revenue for these fees and record them as deferred revenue on the consolidated balance sheets. We recognize the revenue over the average period of resident occupancy, estimated at an average of 20 months for 2013, 22 months for 2012, and 20 months for 2011. We receive management fees from community management contracts, and we recognize the revenue in the month in which we perform the services in accordance with the terms of the management contract. Fee arrangements under our management agreements vary, but the majority of our management agreements provide for fees of 5.0% of gross revenues.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Costs incurred on behalf of managed communities are comprised entirely of community operating expenses and include items such as employee compensation and benefits, insurance, and costs incurred under national vendor contracts.

Approximately 19.6%, 13.9%, and 12.8% of our community and ancillary services revenues in 2013, 2012, and 2011, respectively, were derived from governmental reimbursement programs such as Medicare and Medicaid. We record billings for services under third-party payor programs net of contractual adjustments as determined by the specific program. We accrue any retroactive adjustments when assessed, regardless of when the assessment is paid or withheld, even if we have not agreed to or are appealing the assessment. We record subsequent positive or negative adjustments to these accrued amounts in net revenues when they become known.

Stock-Based Compensation

We grant options to purchase the Company’s common stock at a price equal to the closing market price of the stock on the date of grant. We estimate the fair value of each stock option granted using the Black-Scholes option pricing model. This model requires us to make assumptions to determine expected risk-free interest rates, stock price volatility, dividend yield, and weighted-average option life. We recognize stock-based compensation expense over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional services (the vesting period). The Company’s stock incentive plans provide that awards generally vest over a four-year period. Any unexercised options expire in seven to ten years. We estimate the fair value of each grant as a single award and amortize that value on a straight-line basis into compensation expense over the grant’s vesting period.

We also grant restricted (unvested) stock to certain key executives. The fair value of the restricted shares is equal to the market price of Emeritus stock on the grant date. The shares vest over four years if certain annual performance criteria are met, and the fair value is amortized into compensation expense using the graded vesting method, subject to an assessment of whether it is probable that the performance goal will be achieved.

Discontinued Operations

In considering whether a group of assets disposed of, or to be disposed of, should be presented as a discontinued operation, we determine whether the disposed assets comprise a component of the Company. That is, we assess if the disposed assets have historic operations and cash flows that can be clearly distinguished, both operationally and for financial reporting purposes. We also determine whether the cash flows associated with the disposed assets have been, or will be, significantly eliminated from the ongoing operations of the Company as a result of the disposal transaction and whether we will have any significant continuing involvement in the operations of the disposed assets after the disposal transaction. If our determinations are affirmative, we aggregate the results of operations of the disposed assets, if material, as well as any gain or loss on the disposal transaction, for presentation separately from the continuing operating results of the Company in the consolidated financial statements. We did not reclassify the revenues and expenses of communities sold in 2013, 2012, and 2011 to loss from discontinued operations because we do not consider the corresponding results of operations to be material to the consolidated statements of operations.

Loss Per Share

We compute basic net loss per share based on weighted average shares outstanding and exclude any potential dilution. We compute diluted net loss per share based on the weighted average number of shares outstanding plus dilutive potential common shares. Dilutive potential common shares consist of the incremental common shares issuable upon the exercise of outstanding stock options (both vested and non-vested) using the treasury stock method. Dilutive potential shares are excluded from the computation of earnings per share if their effect is antidilutive.

As of December 31, 2013, 2012, and 2011, we had outstanding stock options totaling 3,989,814, 4,401,418, and 4,470,939, respectively, which were excluded from the computation of loss per share because they were antidilutive. Performance-based restricted shares, totaling 1,088,934 shares as of December 31, 2013, are included in total outstanding shares but are excluded from the loss per share calculation until the related performance criteria have been met.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

As of December 31, 2012, the redeemable noncontrolling interest represents equity held by the minority members of NOC (“Minority Members”). We estimated the redemption value of the redeemable noncontrolling interest based on the formula specified in the NOC put/call agreement. Because the redemption value may not have fully represented fair value, and the terms of the redemption feature were not included in our attribution of net income or loss to the noncontrolling interest, we were required under GAAP to apply the two-class method for calculating net loss per share. Under the two-class method, net loss attributable to Emeritus common shareholders was adjusted for the change in the excess of the noncontrolling interest’s estimated redemption value over its measurement amount per ASC Section 480-10-S99 (i.e., acquisition fair value adjusted for dividends and attribution of net income or loss). This calculation had no material impact on our consolidated net loss per share attributable to Emeritus common shareholders. We purchased the Minority Members’ remaining interests in December 2013 (Note 4).

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This new standard requires the netting of unrecognized tax benefits (“UTB”s) against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. Under the new standard, UTBs will be netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the UTBs. ASU No. 2013-11 is effective for Emeritus beginning in the first quarter of 2014, and we do not expect that it will have a material impact on our financial statements.

In July 2012, the FASB issued ASU No. 2012-2, Testing Indefinite-Lived Intangible Assets for Impairment. In accordance with the amendments in this update, an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. We adopted ASU 2012-2 effective January 1, 2013 and it did not have a material impact on our financial statements.

In June 2011, the FASB issued ASU 2011-5, Presentation of Comprehensive Income. This standard eliminates the option to report other comprehensive income (“OCI”) and its components in the statement of shareholders’ equity. Instead, an entity is required to present items of net income and other comprehensive income either in a continuous statement of net income and OCI or in two separate but consecutive statements. We adopted ASU 2011-5 beginning with our financial statements for the first quarter of 2012, and it resulted only in changes to presentation of our financial statements. In February 2013, the FASB issued ASU 2013-2, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This guidance requires entities to present, either on the face of the income statement or in the notes, the effects on the line items of the income statement for amounts reclassified out of accumulated other comprehensive income. We adopted ASU 2013-2 effective January 1, 2013, and it did not have a material impact on our financial statements or related disclosures.

Note 2. Investments in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures consist of the following (in thousands):

	December 31,
	2013	2012
Investment in China limited partnership	$1,800	$742
Investment in Emeritus/Wegman joint ventures	920	1,771

Total investments in unconsolidated joint ventures	$2,720	$2,513

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

China Limited Partnership

In 2011, we began working with an entity controlled by Daniel R. Baty, a founder of the Company and Chairman of our board of directors, on potential senior housing projects in China in anticipation of a partnership or joint venture (various entities affiliated with Mr. Baty are referred to collectively in this report as Columbia Pacific). In 2012, we entered into a consulting agreement with Columbia Pacific under the terms of which we are providing systems, programmatic and operational support in connection with senior housing investment activities in China.

In October 2013, we invested $1.8 million in the Columbia Pacific China Healthcare Fund, L.P. (the “China Fund”). Columbia Pacific is the general partner and manager. As of December 31, 2013, our ownership interest in the China Fund was approximately 5.33% and when the China Fund is fully subscribed and funded, our ownership interest will be less than 2.0%. For this reason and because we have very little influence over the operating and financial policies of the China Fund, we are accounting for our investment using the cost method.

For a portion of our capital contribution to the China Fund, we were given credit for items such as operational and development know-how, processes, systems and related documentation. As a result, we realized a noncash gain on our investment of $1.0 million, which is included in other, net expense in the consolidated statement of operations for 2013.

Emeritus/Wegman Joint Ventures

Since 2005, we have entered into a number of 50% joint ventures with Wegman family entities (“Wegman”) to develop, construct and operate assisted living and memory care communities (the Wegman JVs). In 2012, we opened a 36-unit memory care community in Vestal, New York. In 2011, we opened an 81-unit assisted living and memory care community in Deerfield, Ohio, and in 2007 we opened an 81-unit assisted living and memory care community in Stow, Ohio. An additional 36-unit memory care community in Troy, New York, is in the development stage.

Under these joint venture agreements, Wegman is responsible for the development and construction of the communities, and Emeritus is the administrative member responsible for day-to-day operations for which we receive a management fee equal to the greater of $5,000 per month or 5.0% of gross operating revenues. All major decisions regarding the Wegman JVs require the consent of Wegman. We have made capital contributions to the Wegman JVs since their inception totaling $4.0 million and have received cash distributions totaling $2.8 million in 2013, $577,000 in 2012 and $1.6 million in 2011. We earned management fees, combined, of $486,000 in 2013, $341,000 in 2012 and $202,000 in 2011.

Sunwest Joint Venture

Prior to December 31, 2013, the Company held a 6.0% ownership interest in a joint venture with BRE/SW Member LLC, an affiliate of Blackstone Real Estate Advisors VI, L.P (“Blackstone”), Columbia Pacific, and certain tenant-in-common investors (the “TICs”) (the “Sunwest JV”). The Sunwest JV was formed in 2010 to acquire a portfolio of communities (the “Properties”) formerly operated by an Oregon limited liability company that was in bankruptcy.

The Sunwest JV acquired 144 Properties in 2010 for an aggregate unadjusted purchase price of approximately $1.3 billion, and the TICs rolled over their ownership interests into the Sunwest JV. The consideration included (i) approximately $279.0 million in a combination of cash and TIC membership interests in the Sunwest JV and (ii) the assumption by the Sunwest JV of secured debt of approximately $979.0 million. We contributed cash of $19.0 million.

We entered into management agreements with the Sunwest JV to manage the Properties for a fee equal to 5.0% of gross collected revenues, and we recorded management fee revenues of $168,000 in 2013, $16.1 million in 2012 and $18.0 million in 2011.

In the fourth quarter of 2012 and first quarter of 2013, in connection with the HCP Transaction (defined in Note 4), we entered into long-term lease agreements for 133 of the Properties (the “HCP Leased Communities”) in a sale-leaseback arrangement with HCP, Inc. (“HCP”) and purchased nine of the Properties (the “Emeritus Nine Communities”) outright. As a result, our investment in the Sunwest JV was reduced to zero. Final cash distributions were made to the members in 2013, of which Emeritus received approximately $49.0 million, and the Sunwest JV was dissolved.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

2006 Blackstone Joint Venture

Until June 1, 2011, the Company held a 19.0% interest in a joint venture with an affiliate of Blackstone (the “Blackstone JV”) that acquired a total of 24 properties during 2006 and 2007. As described in detail in Note 4, on June 1, 2011, we purchased Blackstone’s equity interest in the Blackstone JV.

Combined balance sheets for our unconsolidated equity method joint ventures are as follows (in thousands):

	December 31, (unaudited)
	2013	2012
Current assets	$800	$170,258
Property and equipment	26,080	57,112
Other assets	311	478

Total assets	$27,191	$227,848

Current liabilities	$8,737	$53,205
Long-term debt	22,669	23,561
Other liabilities	19	661
Members’ capital	(4,234)	150,421

Total liabilities and members’ capital	$27,191	$227,848

The Company’s share of members’ capital	$2,720	$2,513

Combined statements of operations for our unconsolidated equity method ventures are as follows (in thousands):

	Year Ended December 31, (unaudited)
	2013	2012	2011
Total revenues	$12,963	$337,638	$409,276
Community operating expenses	10,165	249,839	312,010
Impairments on long-lived assets	—	—	19,013
Operating income from continuing operations	188	43,005	5,590
Net income (loss) (1)	21,730	618,396	(57,228)
The Company’s share of net income (loss) (1)	$(125)	$(576)	$(3,081)

(1)	In 2012, the Sunwest JV recognized a gain on the sale of communities in connection with the HCP Transaction. As discussed in Note 4, Emeritus did not recognize its share of this gain, but rather deferred it as part of a financing lease obligation.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Note 3. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2013	2012
Construction in progress	$18,715	$10,612
Land and improvements	215,809	224,259
Buildings and improvements	4,067,170	4,078,071
Furniture and equipment	178,249	153,166
Vehicles	16,331	13,990
Leasehold improvements	80,641	65,496

Total property and equipment	4,576,915	4,545,594
Less: accumulated depreciation and amortization	701,743	533,710

Net property and equipment	$3,875,172	$4,011,884

Property and equipment under capital leases and financing obligations included in the above schedule consist of the following at December 31 (in thousands):

	Cost		Accumulated Depreciation		Net of Accumulated Depreciation
	2013	2012	2013	2012	2013	2012
Land and improvements	$3,812	$3,812	$—	$—	$3,812	$3,812
Buildings and improvements	2,395,025	2,363,048	(280,189)	(184,025)	2,114,836	2,179,023
Furniture and equipment	2,501	2,843	(1,976)	(2,522)	525	321
Vehicles	742	911	(732)	(819)	10	92

	$2,402,080	$2,370,614	$(282,897)	$(187,366)	$2,119,183	$2,183,248

Depreciation and amortization for capital leases and financing obligations was approximately $96.6 million, $52.7 million, and $44.3 million for 2013, 2012, and 2011, respectively.

Note 4. Acquisitions and Other Significant Transactions

We make acquisitions of certain businesses and complete other transactions from time to time that we believe align with our strategic intent to, among other factors, enhance the overall care of our residents as well as maximize our revenues, operating income, and cash flows.

In September 2013, we acquired 38 communities pursuant to an operating lease with Health Care REIT, Inc. (“HCN”) (the “Master Lease”). These communities were previously operated by Merrill Gardens (the “Merrill Gardens Communities”). Rent in the first year of the Master Lease is $54.0 million and will increase each year based on the greater of (i) the percentage change in the CPI or (ii) (a) 4.0% in the second year of the lease and (b) 3.25% thereafter. Additional rent may be due beginning in the third year of the lease if gross revenues, as defined therein, exceed certain thresholds. The initial term of the Master Lease is fifteen years, and we have the option to extend the lease for one additional fifteen-year term. HCN and Emeritus have committed to fund up to $10.0 million for capital improvements during the first two years of the Master Lease, and our rent will increase by 6.5% of any such capital improvements funded by HCN. The Company also entered into an operations transfer agreement with Merrill Gardens, pursuant to which we paid to Merrill Gardens a $10.0 million management contract termination fee upon commencement of the Master Lease.

In July 2013, we entered into a fifteen-year lease for a 76-unit assisted living community in Ohio. Base rent is initially $1.1 million per year, increasing by 3.0% annually. We have options for three additional five-year terms. We are accounting for this transaction as an operating lease.

In June 2013, we sold one community to HCP and leased it back from HCP. The sale price was $18.0 million and we used $13.0 million of the proceeds to pay down mortgage debt. The lease with HCP is for an initial term of 15 years, with options for two additional ten-year terms. Because of continuing involvement in the property in the form of a purchase option, we are accounting for the lease as a financing lease, and therefore recorded the $18.0 million of sales proceeds as a financing lease obligation.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

In June 2013, we extended the term of a community operating lease for an additional 15 years, with two ten-year extensions available. In addition, we amended our right to exercise the purchase option on the property in exchange for a $6.1 million cash payment from the lessor, which represented the difference between the current market value of the property and the purchase option price. The amended lease provides us with an option to purchase the community beginning in 2020.

In April 2013, we purchased a 20-unit assisted living community that we previously leased from Ventas, Inc. (“Ventas”) (Note 6). The purchase price was $3.9 million, and we accounted for the transaction as an asset purchase.

In March 2013, we entered into a 15-year lease for a 118-unit assisted living community in California. Base rent is initially $1.8 million per year, increasing by 3.0% annually. We have the option to extend the lease term for an additional ten years. We are accounting for this transaction as an operating lease.

2012 HCP Transaction

Until late 2012, the Company held a 6.0% ownership interest in the Sunwest JV (Note 2). In October 2012, the Sunwest JV entered into a purchase and sale agreement with Emeritus and HCP, whereby the Sunwest JV agreed to sell to HCP 142 of its Properties, 133 of which were then leased to Emeritus and nine were sold to Emeritus for $62.0 million (the “HCP Transaction”), with $52.0 million financed with a loan from HCP (the “HCP Loan”). The HCP Leased Communities are operated by Emeritus under lease agreements with HCP (collectively, the “HCP Lease”) and became, at the date of closing, part of the Company’s Consolidated Portfolio. The Emeritus Nine Communities continue to be operated by Emeritus, except for one that is managed by an unrelated third party. During 2013, we sold four of the Emeritus Nine Communities and used the combined net proceeds of $18.2 million to pay down the HCP Loan.

At the initial closing on October 30, 2012, the Sunwest JV sold 136 of the 142 Properties to HCP, which included the Emeritus Nine Communities that Emeritus then purchased from HCP. At the second closing on December 4, 2012, HCP purchased two more of the Properties, which were included in the HCP Leased Communities and became part of the HCP Lease as of that date. In the first quarter of 2013, the Sunwest JV closed on the sale of the remaining four HCP Leased Communities and they were added to the HCP Lease. The aggregate sales price payable to the Sunwest JV for the Properties was $1.8 billion.

Final distributions were made by the Sunwest JV to its members in 2013 and Emeritus received, in total, cash of approximately $139.0 million ($89.7 million of which was received in 2012), comprised of approximately $45.0 million for the Company’s ownership interest in the Sunwest JV and a promote incentive payment of approximately $94.0 million based on the final rate of investment return to the Sunwest JV’s investors.

We are accounting for the HCP Lease as a financing obligation and our acquisition of the Emeritus Nine Communities as an asset purchase. Due to our ownership interest in the Sunwest JV, we are accounting for the acquisition of the HCP Leased Communities as a sale and leaseback. Because we currently expect to exercise all renewal options, we will have substantial continuing involvement in the HCP Leased Communities. As a result, in accordance with GAAP, we deferred the gain associated with our equity interest in the Sunwest JV and include it in the lease financing obligation. Lease payments are recorded to interest expense and the lease financing obligation using the effective interest method. As of December 31, 2013, the deferred gain was $126.6 million, which represents our share of the cash proceeds from the sale through December 31, 2013, including the promote incentive, net of our investment in the Sunwest JV.

2013 Dispositions

In the fourth quarter of 2013, we sold two communities with a total of 203 units and used the aggregate net sales proceeds of $8.0 million to pay off the related mortgage debt. We did not renew the lease on one community with 46 units. In the third quarter of 2013, we sold two communities representing a total of 185 units. Aggregate net sales proceeds of $8.9 million were used to pay down outstanding debt. In the second quarter of 2013, we sold two communities and terminated the lease on one community, representing a total of 194 units. Aggregate sales proceeds of $7.3 million were used to pay down outstanding debt. Impairment charges related to properties sold in 2013 and properties held for sale as of December 31, 2013 totaled $11.3 million for the year ended December 31, 2013, which are included in loss from discontinued operations.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

2012 Nurse On Call Acquisition and 2013 Buy-Out Agreement

In November 2012, we purchased Nurse On Call, Inc., the largest Medicare-licensed provider of home healthcare services in Florida. We paid cash of $102.9 million (net of cash acquired) for 91.0% of the equity of NOC’s parent company, and the remaining equity was initially owned by the Minority Members, comprised of certain members of NOC’s management team. We acquired NOC in order to increase our service offerings to seniors, with the goal of expanding this platform beyond Florida. During the first quarter of 2013, the Minority Members received a $3.9 million distribution from the proceeds of a $50.0 million credit facility that NOC entered into in February 2013 (Note 5). We recorded this distribution as a reduction to additional paid-in capital.

In connection with the NOC acquisition, we entered into a put/call agreement, whereby the Minority Members had the right to require us to purchase certain of their equity interests beginning on January 1, 2016 (or earlier upon the occurrence of certain events). Likewise, we had the right to require any of the Minority Members to sell certain of their equity interests to us beginning on January 1, 2016 (or earlier, if any of the Minority Members cease to be an employee). The purchase price was based on a formula specified in the put/call agreement.

In December 2013, we entered into a buy-out agreement with the Minority Members, which resulted in the termination of the put/call agreement and our purchase of all of the Minority Members’ equity interests. The purchase price was approximately $10.1 million. We paid cash of $5.1 million at signing and will make a second payment of approximately $5.0 million in 2014. The second payment is subject to a true-up adjustment, which is based on the change in the valuation of NOC as determined by a specified formula in the buy-out agreement.

As of December 31, 2012, because the minority members still had a put right on that date, the equity held by the Minority Members was classified on the consolidated balance sheet as redeemable noncontrolling interest, which was outside of our permanent equity. The balance of redeemable noncontrolling interest as of December 31, 2012 was $10.1 million, which represented the estimated redemption value as of that date.

2011 Blackstone JV Acquisition

On June 1, 2011, Emeritus and an affiliate of Blackstone completed the transactions whereby we acquired Blackstone’s equity interest in the Blackstone JV (Note 2), which owned 24 assisted living communities (the “Blackstone JV Communities”) comprised of approximately 1,897 units. Blackstone owned an 81.0% interest and we owned a 19.0% interest in such joint venture. We previously accounted for our 19.0% interest in the Blackstone JV as an equity method investment.

We previously operated the Blackstone JV Communities on behalf of the Blackstone JV under management agreements between us and each of the Blackstone JV Communities (the “Blackstone JV Management Agreements”). As a result of the completion of the acquisition of the Blackstone JV Communities, each of the Blackstone JV Management Agreements was terminated. The Blackstone JV Management Agreements provided for management fees equal to 5.0% of gross collected revenues. We earned management fees of approximately $1.5 million in the year ended December 31, 2011 related to these agreements. The Blackstone JV Communities incurred no management fee expense from us subsequent to June 1, 2011, and our management fee revenue and the Blackstone JV management fee expense have been eliminated in the pro forma operating results below.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Pro Forma NOC and Blackstone JV

The following table sets forth the effect on our results of operations had the acquisition of NOC and the Blackstone JV Communities occurred as of January 1, 2011, excluding a related $42.1 million gain on acquisition (in thousands, except per share):

	Pro Forma Combined (unaudited) Year Ended December 31,
	2013	2012	2011
Total operating revenues	$1,960,618	$1,695,291	$1,653,005
Operating income from continuing operations	142,354	111,932	82,103
Loss from continuing operations before income taxes	(141,231)	(65,140)	(73,435)
Net loss attributable to Emeritus Corporation common shareholders	(152,561)	(71,456)	(95,669)
Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(3.04)	$(1.43)	$(1.67)
Discontinued operations	(0.24)	(0.17)	(0.49)

	$(3.28)	$(1.60)	$(2.16)

Basic and diluted weighted average common shares outstanding	46,553	44,680	44,312

Other business combinations in 2013, 2012 and 2011 were not material to our consolidated financial statements. Therefore, we have not disclosed pro forma financial information related to these acquisitions.

Other 2011 Acquisitions and Dispositions

During 2011, we purchased six assisted living communities with a total of 536 units. The aggregate purchase price was $83.0 million and we financed these purchases with mortgage debt totaling $62.4 million and cash on hand. We accounted for these acquisitions as business combinations.

During 2011, we sold eight communities with a total of 825 units and used the net proceeds to retire the related mortgage debt.

Note 5. Goodwill and Other Intangible Assets and Liabilities

Goodwill

We recorded goodwill and various other intangible assets in connection with acquisitions accounted for as business combinations (Note 4). Additionally, we recorded reductions of goodwill as a result of sales of communities. The change in the carrying value of goodwill during 2013 and 2012 is set forth below (in thousands):

Balance at December 31, 2011	$118,725
Goodwill acquired during the year	68,562
Goodwill allocated to sales of communities	(531)

Balance at December 31, 2012	186,756
Goodwill acquired during the year	3,357
Goodwill allocated to sales of communities	(487)

Balance at December 31, 2013	$189,626

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Other Intangible Assets and Liabilities

Our intangible assets and liabilities other than goodwill consisted of the following as of December 31, 2013 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trade name	$26,300	$—	$26,300
Below market community rents	69,326	(38,912)	30,414
Lease purchase options	44,162	—	44,162
Operating and Medicare licenses	16,234	(606)	15,628
Referral and distribution relationships	7,700	(866)	6,834
Non-solicitation agreements	500	(281)	219

Other intangible assets	$164,222	$(40,665)	$123,557

Above market community rents (included in other long-term liabilities)	$(13,549)	$7,762	$(5,787)

In connection with our acquisition of NOC, we recorded intangible assets for Medicare licenses, trade name, distribution relationships, and non-solicitation agreements. We believe that the Medicare licenses and the NOC trade name have indefinite lives, and therefore we are not amortizing these assets but will test them for impairment as required by GAAP. We are amortizing the distribution relationship and non-solicitation agreement intangibles over their estimated useful lives of ten years and two years, respectively.

Our intangible assets and liabilities other than goodwill consisted of the following as of December 31, 2012 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
In-place resident contracts	$14,185	$(13,418)	$767
Trade name	26,300	—	26,300
Below market community rents	70,525	(33,297)	37,228
Lease purchase options	44,269	—	44,269
Operating and Medicare licenses	16,361	(519)	15,842
Referral and distribution relationships	7,410	(314)	7,096
Non-solicitation agreements	500	(31)	469

Other intangible assets	$179,550	$(47,579)	$131,971

Above market community rents (included in other long-term liabilities)	$(13,961)	$6,705	$(7,256)

We recorded in-place resident contract intangibles in connection with the purchase of communities totaling $15.8 million in 2011, which were fully amortized in 2013.

We acquired above and below market rent, lease purchase option, trademark and operating license intangibles in our acquisition of Summerville Senior Living, Inc. (“Summerville) in September 2007. The weighted average amortization periods assigned at the merger date were as follows: below market rents, 11 years; above market rents, 11.6 years; trademarks, 12 years and operating licenses, 12 years. The lease purchase options are not currently amortized, but will be added to the cost basis of the related communities when the option is exercised, and will then be depreciated over the estimated useful life of the community.

Aggregate amortization expense for intangibles, excluding above and below market rents, was $1.6 million for 2013, $9.9 million for 2012, and $6.9 million for 2011. Above and below market rent amortization, a component of lease expense in the consolidated statements of operations, was $4.9 million for 2013, $6.3 million for 2012, and $7.5 million for 2011.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Estimated amortization of intangibles is as follows (in thousands):

2014	$5,633
2015	3,959
2016	4,013
2017	4,476
2018	4,417
Thereafter	9,710

Total	$32,208

Note 6. Long-Term Debt

Long-term debt consists of the following (dollars in thousands).

	2013	2012
Agency mortgages payable due 2014 through 2022, weighted average interest rate of 6.08% in 2013 and 6.13% in 2012	$1,120,670	$1,107,224
Other mortgages due 2014 through 2047, weighted average interest rate of 5.11% in 2013 and 5.4% in 2012	309,480	389,539
Notes payable due 2017, weighted average interest rate of 6.19% in 2013 and 8.93% in 2012	67,676	110,691
Automobile and equipment loans	405	863

Total long-term debt	1,498,231	1,608,317
Less current portion	152,989	49,381

Long-term debt, less current portion	$1,345,242	$1,558,936

Mortgage loans are secured by community real estate. Of the outstanding debt at December 31, 2013, we had $1.2 billion of fixed-rate debt with a weighted average interest rate of 6.13% and $316.1 million of variable rate debt with a weighted average interest rate of 4.99%.

Agency mortgages represent loans originated by lending institutions and sold to Freddie Mac or Fannie Mae. These loans have primarily fixed rates of interest. Monthly payments of principal and interest are generally based on a 25- or 30-year amortization period with unpaid principal due at maturity, which is generally 10 years from the issuance date.

Other mortgages represent loans through traditional financial lending institutions. The interest rates are primarily variable, based on the London Interbank Offered Rate (“LIBOR”) plus a spread. Of these other mortgages, we have variable rate debt of $235.3 million that has LIBOR floors. At December 31, 2013, this debt carried a weighted average floor of 1.08% and a weighted average spread of 4.02%, for a total weighted average rate of 5.10%. The LIBOR floors effectively make this debt fixed rate debt as long as the monthly LIBOR is less than the 1.08% weighted average floor.

Notes payable represent the NOC credit facility (described below) as well as mezzanine debt financing provided by real estate investment trusts (“REITs”) to facilitate real estate acquisitions. The REIT notes are unsecured or are secured by mortgages on leasehold interests in community lease agreements between the specific REIT and Emeritus. Interest on these notes increases annually based on fixed schedules.

Long-Term Debt Activity in 2013

NOC Credit Facility

In February 2013, NOC and its subsidiaries (the “NOC Entities”) entered into a $50.0 million syndicated credit facility with KeyBank National Association and certain other lenders. The credit facility consisted of a $50.0 million term loan, the proceeds of which were being used primarily to finance its expansion, to refinance existing indebtedness of Emeritus, and other general corporate purposes.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

The loan has a four-year term, maturing in February 2017, and the interest accrues, at the election of NOC, at a base rate or LIBOR, plus an applicable spread based on the NOC Entities’ total leverage ratio. As of December 31, 2013, the interest rate is equal to LIBOR plus 4.75%. Principal of the term loan is payable quarterly in equal installments of $1.9 million. The NOC Entities paid loan fees and related expenses of $814,000 in connection with establishing the credit facility.

The credit facility is secured by substantially all of the personal property of the NOC Entities and by NOC’s stock, and is cross-collateralized and cross-defaulted with existing KeyBank loans to Emeritus. In addition, Emeritus, affiliates of Emeritus and NOC’s parent company guaranty the payment and performance of the NOC Entities under the credit facility. The credit agreement underlying the credit facility contains usual and customary events of default and affirmative and negative covenants that, among other things, place limitations on the NOC Entities’ ability to create or allow liens to exist, issue equity, pay dividends, transact with affiliates and make asset dispositions and investments. The credit agreement also contains financial covenants of the NOC Entities measured on a consolidated basis that include a debt service coverage ratio, total leverage ratio and minimum required levels of liquidity and net worth. Emeritus, as guarantor, must maintain specified fixed charge coverage ratios on a consolidated basis and a minimum of $20.0 million of liquidity as of the last day of each fiscal quarter. The balance of this loan is $46.3 million at December 31, 2013.

Debt Refinancing

In December 2013, we refinanced the mortgage loans on two communities, with a combined outstanding principal balance of $11.4 million, with new loans totaling $14.3 million. The new loans bear interest at LIBOR plus 3.36%. Payments are interest only through January 2015, and are principal and interest thereafter based on a 30-year amortization with the balance due at maturity in January 2021. As required by the lender, we purchased interest rate caps on each loan, which effectively cap the LIBOR at 2.74% (Note 14).

In July 2013, we refinanced the mortgage debt on three communities with a combined outstanding principal balance of $17.5 million. The new mortgages total $17.9 million, were purchased by Freddie Mac, and bear interest at a fixed rate of 5.17%. Monthly payments of principal and interest are $98,000 and the loans mature in August 2020.

Debt Repayments

In May 2013, we repaid a $30.0 million note payable with a maturity date of March 2017 to a subsidiary of Ventas. The interest rate on the note was 8.80%.

In March 2013, we reduced the principal balance of a note payable to HCN from $45.8 million to $15.8 million, and in July 2013 repaid the outstanding balance of $15.2 million. The maturity date of the note was July 2014 and bore interest at 8.77% . In January 2013, we retired a note payable to HCN with an outstanding principal balance of $12.9 million and an interest rate of 9.99%, with a maturity date of September 2018.

Debt and Lease Covenants

Our lease and loan agreements generally include customary provisions related to: (i) restrictions on cash dividends, investments, and borrowings; (ii) cash held in escrow for real estate taxes, insurance, and building maintenance; (iii) financial reporting requirements; and (iv) events of default. Certain loan agreements require the maintenance of debt service coverage or other financial ratios and specify minimum required annual capital expenditures at the related communities. Many of our lease and debt instruments contain “cross-default” provisions pursuant to which a default under one obligation can cause a default under one or more other obligations to the same lender or property owner. Such cross-default provisions affect the majority of our properties. Accordingly, an event of default could cause a material adverse effect on our financial condition if such debts/leases are cross-defaulted. As of December 31, 2013, we were in violation of a financial covenant in one lease agreement covering four communities. We obtained a waiver from the landlord through December 31, 2013 and we are therefore in compliance with this financial covenant.

As of December 31, 2012, we were not in compliance with certain financial covenants required by our master lease agreement with Ventas. In February 2013, we received a waiver of these violations through January 1, 2014 in connection with the modification of the master lease. Such modifications include a resetting of the lease coverage ratios, the ability to cure up to four lease coverage shortfalls with cash deposits, and an extension of the period allowed for us to exercise purchase options. In

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

addition, in accordance with a put option provision in the master lease related to two communities, in April 2013, we purchased one of the communities from Ventas for the option price of $3.9 million. The difference between the option price and our estimate of the fair value of the community was $2.3 million, which we recorded as additional rent expense and a current liability as of December 31, 2012. The other community remains subject to a put option if certain financial covenants are not met, beginning in the first quarter of 2014.

Principal maturities of long-term debt at December 31, 2013, are as follows (in thousands):

2014	$152,989
2015	48,788
2016	225,731
2017	266,393
2018	538,302
Thereafter	266,028

Total	$1,498,231

Note 7. Shareholders’ Equity

On March 18, 2013, pursuant to an underwritten secondary public offering, certain shareholders completed the sale of 7,973,600 shares of our common stock held by them. On the same date, in connection with the underwriter’s exercise of its option to purchase additional shares of our common stock, the Company sold 1,196,040 newly issued shares to the underwriter and received net cash proceeds of $31.3 million.

Note 8. Related-Party Agreements

In 1995, Mr. Baty and a former director of Emeritus formed a New York general partnership (the “Partnership”) to facilitate the operation of assisted living communities in the state of New York, which generally requires that natural persons be designated as the licensed operators of assisted living communities. The Partnership operates ten communities in New York. We have agreements with the Partnership and the partners under which all of the Partnership’s profits have been assigned to us and we have indemnified the partners against losses. Because we have unilateral and perpetual control over the Partnership’s assets and operations, we include the Partnership in our consolidated financial statements. In 2011, the Partnership’s equity interests were transferred to Granger Cobb, the Company’s President and Chief Executive Officer.

Mr. Baty is a principal owner of Columbia Pacific, which owns assisted living communities. We manage six of these communities under various agreements. One of the agreements provides for a flat monthly rate while the others provide for fees of 5.0% of gross operating revenues. The agreements have terms ranging from two to five years, with options to renew. For two of the six communities, we are entitled to distributions upon a sale to a third party or purchase by Emeritus if the communities achieve certain performance criteria. Management fee revenue earned under these agreements was approximately $1.0 million , $778,000, and $832,000 in 2013, 2012, and 2011, respectively.

Emeritus and Mr. Baty are parties to a cash flow sharing agreement (“CFSA”) related to, as of December 31, 2013, seven assisted living communities that are included in our consolidated financial statements. We entered into the CFSA in 2004 in connection with Mr. Baty’s guarantee of our obligations under a lease agreement with HCN for 18 communities (the “CFSA Communities”). Under the terms of the CFSA, Mr. Baty shares in 50.0% of the positive cash flow (as defined) and is responsible for 50.0% of the cash deficiency for these communities. Additionally, we have the right to purchase Mr. Baty’s 50.0% interest in the cash flow of the communities based on a prescribed formula. Under the CFSA, Emeritus received $1.6 million, $364,000, and $132,000 from Mr. Baty for 2013, 2012 and 2011, respectively, which is included in community operations expense in our consolidated statements of operations.

Emeritus and Mr. Baty each hold a 50.0% ownership interest in a consolidated joint venture (the “Batus JV”), which purchased eight of the CFSA Facilities from HCN in 2008. The net loss attributable to the noncontrolling interest in our consolidated statements of operations includes Mr. Baty’s share of the Batus JV’s net loss from continuing operations. We have the option to buy out Mr. Baty’s membership interest in all or part of the Batus JV, for a price equal to the lesser of fair market value or a formula specified in the Batus JV operating agreement but in no event less than the amount of Mr. Baty’s capital contribution.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

In November 2013, we exercised our option to purchase Mr. Baty’s rights related to two of the CFSA Communities (the “2013 Buyout”) for $3.0 million, which is included in transaction costs in the consolidated statement of operations. In February 2011 and November 2011, we exercised our option to purchase Mr. Baty’s rights related to a total of nine of the CFSA Communities (the “2011 Buyouts”). Five of the nine communities in the 2011 Buyouts were owned by the Batus JV, and the 2011 Buyouts also included our purchase of Mr. Baty’s equity interest in these five communities. We paid to Mr. Baty a total of $14.5 million in cash under the terms of the 2011 Buyouts, of which we recorded $7.8 million to transaction costs and decreased total shareholders’ equity by $6.7 million. This allocation approximated the relative fair value of the two elements in the transactions, which were the CFSA and the equity interest in Batus JV, respectively. The amount of the payments to Mr. Baty for the 2013 Buyout and the 2011 Buyouts were based on predetermined formulas in the joint venture agreement and the CFSA.

Note 9. Stock Plans

As of December 31, 2013, we have two equity incentive plans under which equity awards are outstanding: the Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and the Amended and Restated Stock Option Plan for Non-employee Directors (the “Directors Plan”). The Amended and Restated 1995 Stock Incentive Plan expired in 2005 and no options remain outstanding under that plan.

We record compensation expense based on the fair value for all stock-based awards, which amounted to $14.5 million, $11.0 million, and $8.1 million for the years ended December 31, 2013, 2012, and 2011 respectively.

The 2006 Plan

Through our 2006 Plan, a total of 8,834,000 shares of Emeritus common stock may be issued to employees, non-employee directors, consultants, advisors, and independent contractors. The 2006 Plan allows for the granting of various types of awards, including stock options, stock appreciation rights, restricted stock, and other types of stock-based awards. As of December 31, 2013, 2,599,637 shares are available for awards under the 2006 Plan.

The Directors Plan

The Directors Plan is a nonqualified stock option plan that has been in effect since 1995. In May 2013, our shareholders approved an amendment to the 2006 Plan, whereby our board of directors terminated the Directors Plan, and therefore no new grants will be made under the plan. Shares previously available for issuance under the Directors Plan, but not issued under that plan, are available for issuance under the 2006 Plan. Future equity awards to directors will be made under the amended 2006 Plan.

Under the director equity award program administered under the amended 2006 Plan, immediately following each year’s annual meeting of shareholders, each non-employee director automatically receives an award of restricted stock having a value equal to $90,000, based on the fair market value of the common stock on the grant date. The restricted stock fully vests on the day immediately prior to the annual shareholders meeting that follows the date of grant. In the event of a change in control, the annual restricted stock grant becomes fully vested.

Employee Stock Purchase Plan

The 2009 Employee Stock Purchase Plan (the “2009 ESP Plan”) provides eligible employees an opportunity to purchase shares of Emeritus common stock through payroll deductions at a 15.0% discount from the lower of the market price on the first trading day or last trading day of each calendar quarter. A total of 400,000 shares may be sold under the 2009 ESP Plan. Shares sold under the 2009 ESP Plan may be drawn from authorized and unissued shares or may be acquired by us on the open market. As of December 31, 2013, there were 169,490 shares available for purchase under the 2009 ESP Plan.

Stock Options

Stock options issued to employees generally vest over a four-year period. Any unexercised options expire between seven and ten years from the date of the grant.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

The following is a summary of stock options outstanding and exercisable under the 2006 Plan and the Directors Plan as of December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price
$ 3.95 - $ 16.00	575,039	7.02	$14.04	356,788	6.46	$12.83
$ 16.01 - $ 17.39	553,825	6.16	$16.57	548,200	6.15	$16.57
$ 17.40 - $ 18.03	734,000	6.89	$18.03	521,199	6.89	$18.03
$ 18.04 - $ 26.02	1,279,450	8.39	$21.22	551,683	6.99	$20.96
$ 26.03 - $ 27.40	847,500	0.69	$27.40	847,500	0.69	$27.40

$ 3.95 - $ 27.40	3,989,814	5.97	$20.27	2,825,370	4.85	$20.47

Our closing stock price on December 31, 2013 was $21.63. The following table summarizes our stock option activity:

	2013			2012			2011
	Shares Underlying Options	Weighted Average Exercise Price	Aggregate Intrinsic Value ($000)	Shares Underlying Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value ($000)	Shares Underlying Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value ($000)
Outstanding at beginning of period	4,401,418	$19.46	$25,568	4,470,939	$18.52	$6,825	3,954,793	$17.71	$15,130
Granted	438,350	20.38		496,500	22.10		957,950	18.02
Exercised	(658,691)	15.18	7,663	(407,096)	13.05	3,702	(301,729)	6.85	3,264
Forfeited/expired	(191,263)	19.58		(158,925)	17.52		(140,075)	17.39

Outstanding at end of period	3,989,814	20.27	10,977	4,401,418	19.46	25,568	4,470,939	18.52	6,825

Options exercisable	2,825,370	20.47	8,409	2,779,992	19.83	16,038	2,358,563	19.90	4,289
Weighted average grant date fair value		9.95			11.77			9.76
Options exercisable in the money	1,803,062		8,409	1,859,992		16,038	795,693		4,289
Options exercisable out of the money	1,022,308		—	920,000		—	1,562,870		—

As of December 31, 2013, there was $10.2 million of total unrecognized compensation expense related to unvested stock options. We expect to recognize that expense through 2017. At December 31, 2013, the weighted average remaining contractual life was 5.97 years for all stock options outstanding and was 4.85 years for stock options outstanding and exercisable.

We received $10.9 million, $6.1 million, and $2.9 million during 2013, 2012, and 2011, respectively, from the exercise of stock options and employee stock purchases.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

In estimating the fair value of the Company’s stock options, we group the grantees into two main categories, based on the estimated life of the options, which are our employees and our board of directors. We estimated the fair value of options granted during 2013, 2012, and 2011 at the date of grant using the following weighted average assumptions:

	For Employees and Key Executives Year ended December 31,
	2013	2012	2011
Expected life from grant date (in years)	5	5	5
Risk-free interest rate	1.3%	0.6%	0.8% - 2.2%
Volatility	56.3%	63.4%	62.4% - 64.4%
Weighted average fair value (per share)	$9.95	$12.13	$9.58

	For Directors Year ended December 31,
	2012	2011
Expected life from grant date (in years)	7	7
Risk-free interest rate	1.3%	2.5% - 2.9%
Volatility	57.0%	56.0% - 56.5%
Weighted average fair value (per share)	$9.11	$12.69

Our non-employee directors received grants of restricted stock in 2013 rather than stock options, as described below. For stock options granted in 2012 and 2011, we estimated the expected life of the stock options granted using the historical exercise behavior of option holders. The risk-free rate represents the five-year or seven-year U.S. Treasury yield in effect at the time of grant. We estimated expected volatility based on historical volatility for a period equal to the stock option’s expected life, ending on the date of grant. We estimated forfeitures at the time of valuation and reduced compensation expense ratably over the vesting period. We periodically adjust the forfeiture rate, which represents the estimated percentage of options granted that will not vest, at 5.2% for directors, 0% for executives, and 18.8% for other employees as of December 31, 2013. Our options have characteristics significantly different from those of traded options and changes in the various input assumptions can materially affect the fair value estimates.

Restricted Stock

The following table summarizes our restricted stock activity for the periods indicated:

	2013		2012		2011
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	801,172	$19.27	435,000	$16.17	—	$—
Granted	396,512	22.11	366,172	22.94	435,000	16.17
Vested	(108,750)	16.17	—	—	—	—

Outstanding unvested at end of period	1,088,934	20.61	801,172	19.27	435,000	16.17

The fair value of the shares was based on the market price of Emeritus common stock on the grant dates. The shares granted to employees vest over four years if specified annual Company performance goals are met. After the first year following the grants, shares that do not vest because the performance goals were not met in the initial year may vest in the following three years of the performance period based on cumulative annual results.

In 2013, the Company issued a total of 24,787 restricted shares to its non-employee directors under the 2006 Plan. These shares fully vest on the day immediately prior to the annual shareholders meeting that follows the date of grant.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

As of December 31, 2013, total unrecognized compensation expense related to unvested restricted stock was approximately $13.6 million.

Employee Stock Purchases

In 2013, 2012, and 2011, we sold 52,392, 52,730, and 59,314 shares to employees under the 2009 ESP Plan at an average price of $20.59, $15.32, and $14.07 per share, respectively.

The following table shows the assumptions used in calculating the compensation expense for shares of Emeritus common stock sold to employees during each year under the 2009 ESP Plan, which incorporates the 15.0% discount and an estimated value assigned to the ability to select the lower of the stock price over a three-month period at the beginning or end of the respective quarter:

	Year Ended December 31,
	2013	2012	2011
Expected life from grant date (in months)	3	3	3
Risk-free interest rate	0.01% - 0.08%	0.03% - 0.11%	0.02% - 0.18%
Volatility	15.10% - 19.98%	18.03% - 28.03%	14.82% - 31.43%

Note 10. Retirement Plans

We provide a 401(k) retirement savings plan (the “401(k) Plan”) to all employees who meet minimum employment criteria. The 401(k) Plan allows participants to defer eligible compensation on a pre-tax basis subject to certain Internal Revenue Code maximum amounts. The 401(k) Plan allows us to make a discretionary match of up to 100.0% of the employee’s contribution to the 401(k) Plan, up to a maximum of 8.0% of contributed compensation. Historically, we have made a discretionary match of contributions in amounts equal to 25.0% of the employee’s contribution to the 401(k) Plan, up to a maximum of 6.0% of contributed compensation. Employees are always 100.0% vested in their own contributions and vest in our contributions over four years. We estimate that we will contribute to the 401(k) Plan $857,000 for the year ended December 31, 2013, and we made contributions to the 401(k) Plan in the amount of $788,000 and $623,000 for the years ended December 31, 2012 and 2011, respectively. Such amounts are included in general and administrative expense in the accompanying consolidated statements of operations.

We also provide a nonqualified deferred compensation plan (the “Deferred Plan”) that allows certain management employees, including our executive officers, to defer a portion of their compensation. Executive officers participating in the Deferred Plan may defer receipt of up to 25.0% of their compensation and receive a mandatory employer contribution of 25.0% of their contributions that is immediately vested. In addition, there is a discretionary employer contribution of up to an additional 75.0% of their contributions. Participants other than executive officers may defer receipt of up to 10.0% of their compensation and receive a discretionary employer contribution.

Discretionary employer contributions to the Deferred Plan for both executive officers and other participants become nonforfeitable upon the earlier of: (i) vesting based on three years of service; (ii) the participant reaching normal retirement age or death; or (iii) a change in control of Emeritus. The discretionary employer contribution must be approved by the Compensation Committee of the board of directors. We estimate that employer contributions to the Deferred Plan will be $533,000 for the year ended December 31, 2013. Employer contributions totaled $351,000 and $271,000 for the years ended December 31, 2012 and 2011, respectively. Deferred Plan assets amounted to $7.4 million and $4.9 million at December 31, 2013 and 2012, respectively, and are stated as short-term investments in the consolidated balance sheets with a corresponding balance in other long-term liabilities.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Note 11. Contingencies

Legal Proceedings

The Company has been, is currently, and expects in the future to be involved in claims, lawsuits, and regulatory and other governmental audits, investigations and proceedings arising in the ordinary course of business. These claims, lawsuits and other matters are similar to those to which other companies in the senior living and healthcare industries are subject. The defense of these claims, lawsuits and governmental audits, investigations and proceedings, certain of which allege large damage amounts, may require us to incur significant expense.

We utilize a combination of self-insurance and commercial insurance policies in amounts and with coverage and deductibles that we believe are adequate, based on the nature and risks of our business, historical experience and industry standards. We cannot predict the ultimate outcome of any pending litigation, claims, or regulatory and other governmental audits, investigations and proceedings. Certain of these matters are not covered by insurance, and, in any event, there is no assurance that our actual costs or damages related to any such matter will not exceed self-insurance accruals or applicable insurance policy limits. Payment for self-insurance claims is made from the Company’s available cash resources.

On June 4, 2013, in Joan Boice et al. v. Emeritus Corporation et al., the Sacramento County Superior Court entered final judgment in favor of Joan Boice (deceased) and against the Company in the amount of $250,000 in compensatory damages and $23.0 million in punitive damages for alleged elder abuse. Judgment was also entered in favor of Joan Boice’s three adult children for $250,000 and the court awarded the plaintiffs’ lawyer over $4.1 million in attorneys’ fees. On July 8, 2013, we filed a Notice of Appeal. We were required to post a bond in connection with our appeal, and made a cash deposit in the amount of $20.9 million to collateralize the bond, which is included in restricted deposits and escrows in the consolidated balance sheet as of December 31, 2013. This matter has been taken into consideration in our self-insurance accruals.

On July 29, 2013, a claim alleging the failure to provide certain services at our California assisted living communities was filed against the Company in the Alameda County Superior Court and subsequently removed to the United States District Court for the Northern District of California. In this case, the plaintiff is seeking to represent a class of residents at such California communities during the period beginning July 29, 2009. The plaintiff alleges violations of certain laws, including California’s Consumer Legal Remedies Act, Unfair Competition Law and Financial Elder Abuse statute. The Company believes that the suit is without merit and has filed a motion to dismiss the action in its entirety. At this time the Company is unable to estimate a possible range of loss.

Self-Insurance Accruals

As of December 31, 2013 and December 31, 2012, we have recorded a liability related to self-insured professional and general claims, including known claims, incurred but not yet reported claims, and legal fees, of $36.1 million and $25.8 million, respectively. We believe that the range of reasonably possible losses as of December 31, 2013, based on sensitivity testing of the various underlying actuarial assumptions, is approximately $34.5 million to $52.4 million. The high end of the range reflects the potential for high-severity losses.

Communities not in the self-insurance pool are insured under commercial policies that provide for deductibles for each claim ranging from $50,000 to $250,000. As a result, the Company is, in effect, self-insured for claims that are less than the deductibles. The net liability for known claims and incurred but not yet reported claims was $8.9 million and $6.3 million as of December 31, 2013 and December 31, 2012, respectively (the gross liability was $16.5 million and $25.0 million with corresponding estimated amounts receivable from the insurance companies of $7.6 million and $18.7 million, respectively).

The total gross liability for professional and general claims as of December 31, 2013 and December 31, 2012 was $52.6 million and $50.8 million, respectively, of which $17.2 million and $21.2 million is included in accrued insurance liabilities, with the balance recorded in other long-term liabilities. Of the related amounts receivable from insurance companies as of December 31, 2013 and December 31, 2012, $3.0 million and $8.6 million, respectively, is included in other receivables and $4.6 million and $10.1 million, respectively, is included in other assets, net, in the consolidated balance sheets.

We are self-insured for workers’ compensation risk (except in five states) up to $500,000 per claim through a high deductible, collateralized insurance program. The liability for self-insured known claims and incurred but not yet reported claims was $44.5 million and $38.3 million at December 31, 2013 and December 31, 2012, respectively, of which $13.1 million and $12.2 million is included in accrued insurance liabilities as of December 31, 2013 and December 31, 2012, respectively, with the balance recorded in other long-term liabilities. We believe that the range of reasonably possible losses as of December 31, 2013, based on sensitivity testing of the various underlying actuarial assumptions, is approximately $42.8 million to $48.3 million.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

For health insurance, we self-insure each participant up to $350,000 per year, above which a catastrophic insurance policy covers any additional costs. The liability for self-insured incurred but not yet reported claims is included in accrued insurance liabilities in the consolidated balance sheets and was $8.5 million and $10.0 million at December 31, 2013 and December 31, 2012, respectively.

Leases

As of December 31, 2013, we leased office space for our executive offices, certain of our regional offices and NOC offices. We also leased 311 of our communities. We account for the leases for the executive offices, all regional and NOC offices and 116 of the communities as operating leases. The community leases are triple-net leases in which we pay all operating expenses of the property, including taxes, licenses, utilities, maintenance, and insurance, in addition to the rent. These leases expire from 2014 to 2056 and contain various and multiple extension options, ranging from one to 15 years. The lease for our 77,000 square-foot executive office in Seattle, Washington expires in September 2025.

Community lease expense under noncancelable operating leases was as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Contractual operating lease expense	$142,498	$114,382	$108,627
Noncash straight-line lease expense	4,788	6,080	8,792
Noncash amortization of above/below market rents	4,930	6,299	7,532

Community lease expense	$152,216	$126,761	$124,951

Minimum future lease payments under noncancelable operating leases at December 31, 2013, are as follows (in thousands):

2014	$179,907
2015	181,463
2016	183,429
2017	180,718
2018	180,661
Thereafter	963,806

Total	$1,869,984

A few of our operating leases provide for additional lease payments computed as a percentage of revenues of the corresponding community, which are not included in the table above. Additional community lease expense under these provisions was approximately $335,000, $500,000 and $747,000 for 2013, 2012, and 2011, respectively.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Minimum future lease payments under noncancelable capital leases and financing obligations, consisting of 190 communities at December 31, 2013, are as follows (in thousands):

2014	$195,544
2015	205,031
2016	211,419
2017	217,506
2018	232,787
Thereafter	5,855,614

Subtotal	6,917,901
Less imputed interest at rates ranging between 3.4% and 10.9%	(4,402,406)

Capital and financing lease obligations	2,515,495
Less current portion	33,565

Capital and financing lease obligations, less current portion	$2,481,930

Community interest expense under noncancelable capital leases and financing obligations was approximately $189.8 million, $74.0 million, and $53.5 million for 2013, 2012, and 2011, respectively.

Guarantee

Emeritus has provided an indirect guarantee of the construction loan payable by one of our Wegman joint ventures (“Vestal”). Emeritus has a 50.0% ownership interest in Vestal, which we account for as an unconsolidated equity method investment. As of December 31, 2013, the loan balance for Vestal was $7.0 million with a variable interest rate at LIBOR (floor of 1.5%) plus 4.0%. Wegman has provided an unconditional guarantee of payment to the lender and is indemnified by Emeritus through a separate agreement. In the event that we would be required to repay this loan, our share of the obligation would be 50.0%.

Note 12. Income Taxes

Our income tax benefit (provision) is as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Federal	$278	$167	$15
State and local	(1,715)	(3,919)	(1,034)

Total current income tax provision	(1,437)	(3,752)	(1,019)

Deferred—federal	726	4,141	—
Deferred—state and local	72	769	—

Total deferred income taxes	798	4,910	—

Total income tax benefit (provision)	$(639)	$1,158	$(1,019)

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

The benefit of (provision for) income taxes from continuing operations differs from the expected benefit (provision) computed by applying the U.S. federal statutory rate of 35.0% in 2013 and 34.0% in 2012 and 2011 to loss from continuing operations before income taxes as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Income tax benefit at statutory rate	$49,288	$26,621	$16,769
State income tax, net of federal	6,712	680	1,212
Other differences	(1,680)	(1,118)	52
Goodwill	(313)	(181)	11,919
Change in valuation allowance	(68,594)	(24,844)	(30,971)
Beginning deferred tax adjustment	9,262	—	—
Change in prior year federal tax rate	4,686	—	—

Total income tax benefit (provision)	$(639)	$1,158	$(1,019)

As of December 31, 2013, we had $124.4 million of federal net operating losses (“NOLs”) available to offset future taxable income, which expire from 2023 through 2031.

We acquired approximately $130.5 million of federal NOLs from our acquisition of Summerville in September 2007. As of December 31, 2013, certain of these acquired NOLs are subject to an Internal Revenue Code Section 382 annual limitation in any year utilized. As of December 31, 2013, we have NOL carryforwards for state tax purposes of approximately $74.7 million.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Deferred income tax assets and liabilities consist of the following (in thousands):

	December 31,
	2013	2012
Gross deferred tax liabilities:
Intangibles	$(45,109)	$(46,608)
Lease expense	(843,697)	(106,591)

Total deferred tax liabilities	(888,806)	(153,199)

Gross deferred tax assets:
Net operating loss carryforwards	15,314	18,516
Fixed assets	8,728	10,012
Deferred gains on sale-leasebacks	1,083	1,419
Unearned rental income and deferred move-in fees	48,574	37,979
Vacation accrual	6,477	4,940
Health insurance accrual	4,873	3,796
Insurance accrual	30,743	22,948
Interest expense	47	114,944
Capital leases	977,315	54,803
Other temporary differences	27,497	43,409

Total deferred tax assets	1,120,651	312,766
Less valuation allowance for deferred tax assets	(245,526)	(172,604)

Deferred tax assets, net	875,125	140,162

Net deferred tax liabilities	$(13,681)	$(13,037)

In the fourth quarter of 2013, we made adjustments to certain of our deferred tax assets and liabilities and the valuation allowance. The adjustments were primarily related to capital lease activity, the most significant of which included presentation of deferred balances related to capital leases on a gross, rather than net, basis. The impact of the adjustments was an increase in net deferred tax assets and an increase in deferred tax liabilities of $22.3 million. Due to the impact of the adjustments on the December 31, 2012 balances, the provision for income taxes includes a beginning deferred tax adjustment of $9.3 million, which was offset by a change in the valuation allowance by the same amount. Additionally, deferred tax liabilities were increased by $1.4 million, which enabled us to reduce our valuation allowance, with a corresponding increase in goodwill related to NOC. Because these adjustments were an immaterial correction of an error, we did not revise the December 31, 2012 consolidated balance sheet for comparable presentation. The adjustments had no impact on the 2012 consolidated statement of operations.

For financial reporting purposes, we have established a valuation allowance due to the uncertainty of the realization of the net deferred tax assets. The valuation allowance for deferred tax assets increased by approximately $72.9 million for the year ended December 31, 2013. Of this increase, $68.6 million relates to changes in continuing operations, which impact the rate reconciliation, and $4.3 million relates to changes from discontinued operations. When we determine that it is more likely than not that the deferred tax assets are realizable, we will reduce the valuation allowance accordingly. The $13.7 million net deferred tax liability arises from indefinite lived intangible assets.

Unrecognized tax benefits, if recognized, would affect our effective tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance as of December 31, 2012	$25,505
Additions based on tax positions taken during a prior period	1,072
Additions (net) increase in unrecognized tax benefits	769
Reductions related to a lapse of applicable statute of limitations	(305)

Balance as of December 31, 2013	$27,041

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Unrecognized tax benefits relate to an uncertain tax position that we took in 2008 in amended tax returns of Summerville, which increased Summerville’s NOLs. We offset these NOLs in full by the unrecognized tax benefit. The net increase in unrecognized tax benefits for 2013 was due to a change in rates from 34.0% to 35.0%. Included in other long-term liabilities in the consolidated balance sheet as of December 31, 2013 is a $104,000 liability for the unrecognized tax benefits related to Summerville.

The tax years that remain open to examination by the taxing authorities are 2009 to 2013. The NOLs from prior years are subject to adjustment under examination unless utilized in a year in which the statute of limitation has expired.

Note 13. Discontinued Operations

Net losses from discontinued operations for the years ended December 31, 2013, 2012 and 2011 represent losses on the sales of communities and related impairment charges and transaction costs (Note 14). During the year ended December 31, 2013, we sold seven communities and terminated the lease on one community, and four communities are classified as held-for-sale as of December 31, 2013. We sold four communities in 2012 and eight communities in 2011.

Revenues and expenses related to any and all of these communities were not material to the consolidated statements of operations and, therefore, have not been reclassified to discontinued operations.

Note 14. Fair Value Disclosures

The following table presents information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and December 31, 2012, and indicates the fair value hierarchy of the valuation techniques we have utilized to determine such fair value (in thousands):

	Quoted Prices in	Significant
	Active Markets	Other	Significant	Balance as of
	for Identical	Observable	Unobservable	December 31,
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2013
Assets
Investment securities—trading	$7,394	$—	$—	$7,394
Interest rate cap agreements	—	229	—	229

	Quoted Prices in	Significant
	Active Markets	Other	Significant	Balance as of
	for Identical	Observable	Unobservable	December 31,
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2012
Assets
Investment securities—trading	$4,910	$—	$—	$4,910
Interest rate cap agreements	—	164	—	164

In general, fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities that we have the ability to access.

Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and we consider many factors specific to the asset or liability.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

We have financial instruments other than investment securities consisting of cash equivalents, other receivables, tax, insurance and maintenance escrows, restricted deposits, workers’ compensation collateral accounts, and long-term debt. As of December 31, 2013 and December 31, 2012, the fair values of other receivables, tax, insurance and maintenance escrows, restricted deposits and workers’ compensation collateral accounts approximate their carrying values based on their short-term nature and/or current market indicators, such as prevailing interest rates (Level 2 inputs). The fair value of our long-term debt is as follows as of the periods indicated (in thousands):

	December 31, 2013		December 31, 2012
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Long-term debt	$1,498,231	$1,533,192	$1,608,317	$1,663,687

We estimated the fair value of debt obligations using discounted cash flows based on our assumed incremental borrowing rate of 10.0% for unsecured borrowings and 5.3% for secured borrowings (Level 2 inputs).

Impairments of Long-Lived Assets

We designate communities as held for sale when it is probable that the properties will be sold. As a result, we may record impairment losses and carry these assets on our balance sheet at fair value less estimated selling costs. Such losses are included in discontinued operations in the consolidated statements of operations. We determine the fair value of the properties based primarily on purchase and sale agreements from prospective purchasers (Level 2 input). In periods prior to designating the properties as held for sale, when a triggering event occurs, we test these properties for recoverability by applying probability weighting to the estimated undiscounted future cash flows of the communities based on the probability of selling the properties versus continuing to operate them.

In 2013, we recorded impairment charges of $11.3 million primarily related to seven communities that we disposed of and four that are held for sale as of December 31, 2013, which are included in loss from discontinued operations. We determined the fair value of the assets based on pending purchase offers or executed purchase and sale agreements, less costs to sell (Level 2 input).

Also in 2013, we recorded impairment charges of $8.2 million related to two communities that we intend to hold and use. In the fourth quarter of 2013, we made the determination that the estimated future undiscounted cash flows of these communities will not be sufficient to cover the carrying values, and therefore we adjusted the carrying values to equal the estimated fair values of the properties. We estimated the fair values using a combination of discounted cash flow models (Level 3 input) and recent offer activity (Level 2 input). These impairment charges are reflected in the consolidated statement of operations as impairments of long-lived assets.

In the third quarter of 2012, we designated one community as held for sale and sold it in September 2012. As a result, we recorded an impairment loss of $1.9 million. In the second quarter of 2012, we recorded impairment charges of $4.3 million related to two communities that were classified as held for sale as of June 30, 2012. We determined the fair values based on pending purchase offers, less estimated selling costs (Level 2 input). The impairment charges are included in loss from discontinued operations.

In the first quarter of 2012, we recorded impairment charges of $2.1 million related to two parcels of undeveloped land. We determined the fair values of the properties based on comparable land sales in the respective local markets (Level 2 input). These impairment charges are reflected in the consolidated statement of operations as impairments of long-lived assets.

In 2011, we recorded impairment charges of $17.9 million related to five communities that we sold in December 2011. We determined the fair values of the properties based on the sales prices. In periods prior to the designation as held for sale, we tested these properties for recoverability by applying probability weighting to the estimated undiscounted future cash flows of the communities that considered the probability of selling the properties versus continuing to operate them. In the third quarter of 2011, the increased probability that the properties would be sold resulted in the impairment charges (Level 2 input). The impairment charges are included in loss from discontinued operations in the consolidated statement of operations.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Note 15. Segment Information

The Company currently has three operating segments, which are ancillary services, the HCP Leased Communities, and the legacy Emeritus communities. Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses; for which separate financial information is available; and whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to assess the performance of the individual segment and make decisions about resources to be allocated to the segment.

For financial reporting purposes, the HCP Leased Communities and legacy Emeritus communities meet applicable aggregation criteria and are therefore combined into one reportable segment, which is assisted living and related services (“Senior Living”). The “all other” category includes our ancillary services segment. The accounting policies of our reportable segments are the same as those described in the summary of significant accounting policies in Note 1, except as noted below.

The following table sets forth certain segment financial data and does not include reimbursed costs incurred on behalf of managed communities (in thousands). Further, the segment information corresponds to the level of information regularly reviewed by our CODM; unallocated amounts include corporate revenues and expenses, capital lease adjustments, and certain unallocated community revenues and expenses.

	Year Ended December 31, 2013
	Senior
	Living	All Other	Unallocated	Totals
Community and ancillary services revenue (a)	$1,752,799	$168,762	$5,510	$1,927,071
Management fees	—	—	2,650	2,650
Community and ancillary services operations expenses	1,166,168	132,088	24,385	1,322,641
General and administrative expenses	—	15,661	101,402	117,063

EBITDAR (b)	586,631	21,013	(117,627)	490,017
Lease expense	323,492	4,972	(176,248)	152,216

EBITDA (c)	263,139	16,041	58,621	337,801
Interest expense	87,902	—	199,487	287,389
Depreciation and amortization	74,622	—	106,861	181,483
Other (revenue) and expense, net	2,823	—	7,337	10,160

Segment profit (loss)	$97,792	$16,041	$(255,064)	$(141,231)

	Year Ended December 31, 2012
	Senior
	Living	All Other	Unallocated	Totals
Community and ancillary services revenue (a)	$1,341,284	$22,111	$6,624	$1,370,019
Management fees	—	—	18,009	18,009
Community and ancillary services operations expenses	891,855	16,653	11,127	919,635
General and administrative expenses	—	2,173	93,452	95,625

EBITDAR (b)	449,429	3,285	(79,946)	372,768
Lease expense	200,276	637	(74,152)	126,761

EBITDA (c)	249,153	2,648	(5,794)	246,007
Interest expense	92,894	—	84,051	176,945
Depreciation and amortization	79,387	—	61,242	140,629
Other (revenue) and expense, net	(1,013)	—	7,974	6,961

Segment profit (loss)	$77,885	$2,648	$(159,061)	$(78,528)

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

	Year Ended December 31, 2011
	Senior
	Living	All Other	Unallocated	Totals
Community and ancillary services revenue (a)	$1,231,136	$580	$1,949	$1,233,665
Management fees	—	—	21,105	21,105
Community and ancillary services operations expenses	824,493	292	22,382	847,167
General and administrative expenses	—	147	88,620	88,767

EBITDAR (b)	406,643	141	(87,948)	318,836
Lease expense	170,213	21	(45,283)	124,951

EBITDA (c)	236,430	120	(42,665)	193,885
Interest expense	97,007	—	60,255	157,262
Depreciation and amortization	73,023	—	49,349	122,372
Other (revenue) and expense, net	929	—	(37,004)	(36,075)

Segment profit (loss)	$65,471	$120	$(115,265)	$(49,674)

(a)	All revenue is earned from external third parties in the United States.
(b)	EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and rent (lease) expense and represents the measure of profitability used by our CODM to evaluate the Senior Living segment. The Senior Living data set forth above do not include adjustments related to capital leases and certain unallocated revenues and expenses.
(c)	EBITDA is defined as EBITDAR less lease expense and represents the measure of profitability used by our CODM to evaluate our ancillary services segment, the primary component of the All Other category. Lease expense for Senior Living represents cash rent payments on operating and capital leases.

	As of December 31, 2013
	Senior
	Living	All Other	Totals
Total assets	$4,448,769	$145,879	$4,594,648
Goodwill	134,938	54,688	189,626
Capital expenditures	67,444	998	68,442

	As of December 31, 2012
	Senior
	Living	All Other	Totals
Total assets	$4,525,409	$135,341	$4,660,750
Goodwill	135,039	51,717	186,756
Capital expenditures	36,676	536	37,212

Note 16. Liquidity

As of December 31, 2013, we had a working capital deficit of $137.6 million compared to a working capital deficit of $55.5 million at December 31, 2012. We are able to operate in the position of a working capital deficit because we often convert our revenues to cash more quickly than we are required to pay the corresponding obligations incurred to generate those revenues, and we have historically refinanced or extended maturities of debt obligations as they become current liabilities. Our

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

operations result in a low level of current assets to the extent we have used cash for business development expenses or to pay down long-term liabilities. Additionally, the working capital deficit as of December 31, 2013 included the following non-cash items: a $49.2 million deferred tax asset and, as part of current liabilities, $56.6 million of deferred revenue and unearned rental income. We do not expect the level of current liabilities to change from period to period in such a way as to require the use of significant cash in excess of normal requirements, except for $106.7 million in final (“balloon”) payments of principal on long-term debt maturing in the next 12 months, which is included in current portion of long-term debt as of December 31, 2013. Also included in the current portion of long-term debt is $14.2 million related to communities held for sale as of December 31, 2013 (Note 13), which will be repaid with the proceeds from the sales when completed.

Since 2008, we have refinanced and extended the terms of a substantial amount of our existing debt obligations. Balloon payments of principal on long-term debt maturing in the next 12 months are expected to be repaid, refinanced, or extended. Many of our debt instruments and leases contain “cross-default” provisions pursuant to which a default under one obligation can cause a default under one or more other obligations to the same lender or lessor. Such cross-default provisions affect the majority of our properties. Accordingly, any event of default could cause a material adverse effect on our financial condition if such debt or leases are cross-defaulted. From time to time, we have failed to comply with certain covenants in our financing and lease agreements relating generally to matters such as cash flow, debt, and lease coverage ratios, and certain other performance standards. In the future, we may be unable to comply with these or other covenants. If we fail to comply with any of these requirements and are not able to obtain waivers, our lenders could accelerate the repayment of the related indebtedness so that it becomes due and payable prior to its stated due date, and/or the lessors could terminate lease agreements.

In the three years ended December 31, 2013 and 2012 and 2011, we reported net cash provided by operating activities of $98.2 million, $116.6 million and $74.1 million, respectively, in our consolidated statements of cash flows. In July 2013, we posted a bond in connection with our appeal of a jury verdict against the Company in a professional liability case (Note 11). As a result, we made a cash deposit in the amount of $20.9 million to collateralize the bond, which is included in net cash flows from operating activities.

Net cash provided by operating activities has not always been sufficient to pay all of our long-term obligations and we have been dependent upon third-party financing or disposition of assets to fund operations. We cannot guarantee that, if necessary in the future, such transactions will be available on a timely basis or at all, or on terms attractive to us.

As discussed above, we expect to repay, refinance or extend our balloon payments due in the next 12 months. If we are unable to do so, or if additional principal payments are required as a result of covenant violations, we believe the Company would be able to generate sufficient cash flows to support its operating, investing and financing activities for at least the next 12 months by extending payment terms to suppliers, reducing or delaying its capital expenditures and operating expenses, selling communities or a combination thereof.

In connection with Emeritus’ guarantees of certain debt and lease agreements, we are required at all times to maintain a minimum $20.0 million balance of unencumbered liquid assets, defined as cash, cash equivalents and/or publicly traded/quoted marketable securities. As a result, $20.0 million of our cash on hand is not available to fund operations and we take this into account in our cash management activities.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Note 17. Quarterly Results

	(unaudited)
	(In thousands, except per share data)
2013	Q1	Q2	Q3	Q4
Total operating revenue (a)	$472,368	$475,926	$491,733	$520,591
Income from operations (b)	32,494	41,338	43,031	25,491
Other expense	(71,053)	(71,113)	(71,267)	(70,152)
Loss from continuing operations before income taxes	(38,559)	(29,775)	(28,236)	(44,661)
Benefit of (provision for) income taxes	(1,106)	(1,190)	177	1,480
Income (loss) from discontinued operations (c)	—	(5,368)	146	(5,878)

Net loss	(39,665)	(36,333)	(27,913)	(49,059)
Net loss (income) attributable to the noncontrolling interest	(91)	376	90	34

Net loss attributable to Emeritus Corporation common shareholders	$(39,756)	$(35,957)	$(27,823)	$(49,025)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(0.88)	$(0.66)	$(0.59)	$(0.91)
Discontinued operations	—	(0.11)	—	(0.13)

	$(0.88)	$(0.77)	$(0.59)	$(1.04)

	(unaudited)
	(In thousands, except per share data)
2012	Q1	Q2	Q3	Q4
Total operating revenue (d)	$374,591	$374,802	$381,120	$437,563
Income from operations	19,901	22,320	24,429	31,083
Other expense	(39,024)	(38,742)	(37,809)	(60,686)
Loss from continuing operations before income taxes	(19,123)	(16,422)	(13,380)	(29,603)
Benefit of (provision for) income taxes (e)	(272)	(324)	(324)	2,078
Loss from discontinued operations (c)	—	(5,007)	(2,698)	—

Net loss	(19,395)	(21,753)	(16,402)	(27,525)
Net loss attributable to the noncontrolling interest	14	34	150	33

Net loss attributable to Emeritus Corporation common shareholders	$(19,381)	$(21,719)	$(16,252)	$(27,492)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(0.43)	$(0.38)	$(0.30)	$(0.61)
Discontinued operations	—	(0.11)	(0.06)	—

	$(0.43)	$(0.49)	$(0.36)	$(0.61)

Note: The sum of quarterly per share data in any given year may not equal the reported annual per share total.

(a)	Includes the acquisition of the Merrill Gardens Communities in the third quarter of 2013 (Note 4).
(b)	The 2013 fourth quarter includes: (i) self-insurance reserve adjustments related to prior years of $6.0 million; (ii) impairment charges of $8.2 million; and (iii) transaction costs of $3.9 million.
(c)	Includes impairment losses and losses on the sale of communities.
(d)	Includes the acquisition of NOC and assets acquired from the Sunwest JV in the fourth quarter of 2012 (Note 4).
(e)	Income tax expense in the fourth quarter of 2012 is the result of the taxable gain on the sale of our equity interest in the Sunwest JV.

EMERITUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2013, 2012, and 2011

Note 18. Subsequent Events

Merger Agreement with Brookdale

On February 20, 2014,, Emeritus and Brookdale announced that the companies have entered into a Merger Agreement, pursuant to which Brookdale Merger Sub Corporation, a wholly owned subsidiary of Brookdale (“Merger Sub”) will merge with and into Emeritus, with Emeritus continuing as the surviving corporation and becoming a wholly owned subsidiary of Brookdale (the “Merger”). Pursuant to the terms of the Merger, at the effective time of the Merger, each issued and outstanding share of Emeritus common stock will be canceled and converted into the right to receive consideration equal to 0.95 of one share of Brookdale common stock.

We expect that the Merger will close in the third quarter of 2014, subject to the satisfaction of closing conditions, including, among other things, (i) shareholder approval from the Emeritus shareholders and Brookdale shareholders, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) absence of legal impediments preventing consummation of the Merger, (iv) the effectiveness of the registration statement on Form S-4 to be filed by Brookdale relating to the shares of Brookdale common stock to be issued in the Merger, (v) approval by the New York Stock Exchange of the listing of shares of Brookdale common stock to be issued to Emeritus shareholders under the Merger Agreement, (vi) the receipt of required regulatory approvals and lender consents, (vii) the delivery of opinions from counsel to each of Emeritus and Brookdale to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (viii) the absence of a material adverse effect with respect to the Company.

Additionally, Emeritus has agreed to suspend the commencement of any offering periods under the 2009 ESPP (Note 9) after March 31, 2014. Emeritus could resume offering periods under the 2009 ESPP if the Merger were not to occur.